Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

among

MGI PHARMA, INC.,

ZYCOS ACQUISITION CORP.,

ZYCOS INC.,

and

THE STOCKHOLDERS’ REPRESENTATIVES

Dated as of August 25, 2004

i

ii

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Termination Fee Note
Exhibit D	Form of FIRPTA Certificate

Schedule 2.01(g)	Allocation of Net Merger Consideration
Schedule 2.09(a)	Sample Calculation of Net Working Capital
Schedule 6.07	Executive Bonus Payments
Schedule 7.02(c)	Required Consents
Schedule 10.02(a)	Specific Matters for Indemnification

The Schedules listed above and the Company Disclosure Letter have been omitted. The issuer hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 25, 2004 (the “Agreement Date”), among MGI PHARMA, INC., a Minnesota corporation (“Parent”), ZYCOS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), ZYCOS INC., a Delaware corporation (the “Company”) and the Stockholders’ Representatives, solely in their capacity as Stockholders’ Representatives.

W I T N E S S E T H

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement; and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub and their respective shareholders; and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, each stockholder of the Company (collectively, the “Company Stockholders”) owns such number of shares of common stock, $0.0001 par value (the “Company Common Stock”), Series AA Convertible Preferred Stock, $0.0001 par value (the “Series AA Preferred Stock”), Series BB Convertible Preferred Stock, $0.0001 par value (the “Series BB Preferred Stock”), and Series CC Convertible Preferred Stock, $0.0001 par value (the “Series CC Preferred Stock,” and together with the Series AA and Series BB Preferred Stock, the “Company Preferred Stock”), of the Company, as is set forth opposite such stockholder’s name in Section 3.04(a) of the Company Disclosure Letter; the Company Common Stock and the Company Preferred Stock shall be referred to collectively as the “Company Stock.”

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders (such stockholders being referred to herein as the “Principal Stockholders”) are entering into a voting agreement with Parent (a “Voting Agreement”), dated the date hereof and substantially in the form attached hereto as Exhibit A; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 11.02 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, mutual covenants and agreements herein contained, and for other good and valuable consideration, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

SECTION 1.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Sections 7.01(a) and 7.02(c) (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL; and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Covington & Burling (“Covington”), 1201 Pennsylvania Avenue, NW, Washington, DC 20004 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all without further act or deed. If at any time after the Effective Time, any further action is necessary or appropriate to carry out the purposes of this Agreement and to vest the Surviving Corporation with all the right, title and possession to the assets, properties, rights and privileges of the Company and/or Merger Sub, the officers of the Surviving Corporation are fully authorized in the name of the Company and/or Merger Sub to take, and shall take, all such lawful and necessary or appropriate action.

SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Subject to Section 6.06, at the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is Zycos Inc.”

(b) Subject to Section 6.06, at the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Zycos Inc.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 2.01 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company:

(a) each share of Company Common Stock and each share of Company Preferred Stock (including shares of Preferred Stock issuable upon exercise of all Preferred Stock Warrants) issued and outstanding as of the Effective Time (other than shares of Company Common Stock and Company Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company and Dissenting Shares (as defined in Section 2.08)), shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be canceled and terminated as set forth below and in Sections 2.01(b)-(d), as applicable, and converted into the right to receive a cash payment (the “Common Per Share Amount”) (in addition to any amounts payable with respect to the Series AA Preferred Stock, the Series BB Preferred Stock and the Series CC Preferred Stock pursuant to Sections 2.01(b)-(d) below) equal to (i) the difference between the Net Merger Consideration and the sum of the Aggregate Series CC Amount plus the Aggregate Series CC Warrant Amount plus the Aggregate Series BB Amount plus the Aggregate Series AA Amount, divided by (ii) the total number of shares of Company Common Stock (assuming conversion into Common Stock of all Preferred Stock) issued and outstanding as of the Effective Time (other than shares of Company Common Stock and Company Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company); such Common Per Share Amount shall be payable in the manner and at such times as expressly set forth herein, without interest (it being understood that, in addition to any amounts payable with respect to the Series AA Preferred Stock, the Series BB Preferred Stock and the Series CC Preferred Stock pursuant to Sections 2.01(b)-(d) below, such Common Per Share Amount is the amount that each holder of Company Common Stock and Company Preferred Stock is entitled to receive, in exchange for such holder’s shares of Company Common Stock and Company Preferred Stock, as a result of the Merger being deemed a voluntary or involuntary liquidation, dissolution or winding up of the Company pursuant to Article Fourth, Subsection B(2)(e) of the Company’s Seventh Amended and Restated Certificate of Incorporation);

(b) each share of Series AA Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series AA Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be canceled and terminated as set forth below and converted into the right to receive a cash payment (the “Series AA Per Share Amount”) equal to the lesser of (i) the quotient of (A) the difference between the Net Merger Consideration and the sum of the Aggregate Series CC Amount plus the Aggregate Series CC Warrant Amount plus the Aggregate Series BB Amount, divided by (B) the total number of shares of Series AA Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series AA Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) and (ii) $2.0903; such Series AA Per Share Amount shall be payable in the manner and at such times as expressly set forth herein, without interest (it being understood that, in addition to any Common Per Share amount payable pursuant to Section 2.01(a) above, such Series AA Per Share Amount is the amount that each holder of Series AA Preferred Stock is entitled to receive, in exchange for such holder’s shares of Series AA Preferred Stock, as a result of the Merger being deemed a voluntary or involuntary liquidation, dissolution or winding up of the Company pursuant to Article Fourth, Subsection B(2)(e) of the Company’s Seventh Amended and Restated Certificate of Incorporation);

(c) each share of Series BB Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series BB Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be canceled and terminated as set forth below and converted into the right to receive a cash payment (the “Series BB Per Share Amount”) equal to the lesser of (i) the quotient of (A) the difference between the Net Merger Consideration and the sum of the Aggregate Series CC Amount plus the Aggregate Series CC Warrant Amount divided by (B) the total number of shares of Series BB Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series BB Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) and (ii) $1.3532; such Series BB Per Share Amount shall be payable in the manner and at such times as expressly set forth herein, without interest (it being understood that, in addition to any Common Per Share Amount payable pursuant to Section 2.01(a) above, the Series BB Per Share Amount is the amount that each holder of Series BB Preferred Stock is entitled to receive, in exchange for such holder’s shares of Series BB Preferred Stock, as a result of the Merger being deemed a voluntary or involuntary liquidation, dissolution or winding up of the Company pursuant to Article Fourth, Subsection B(2)(e) of the Company’s Seventh Amended and Restated Certificate of Incorporation);

(d) each share of Series CC Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series CC Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be canceled and terminated as set forth below and converted into the right to receive a cash payment (the “Series CC Per Share Amount”) equal to the lesser of (i) the quotient of (A) the Net Merger Consideration plus the Aggregate Series CC Warrant Exercise Price divided by (B) the total number of shares of Series CC Preferred Stock issued and outstanding as of the Effective Time and issuable upon exercise all Series CC Preferred Stock Warrants issued and outstanding as of the Effective Time (other than shares of Series CC Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) and (ii) of $2.0553; such Series CC Per Share Amount shall be payable in the manner and at such times as expressly set forth herein, without interest (it being understood that, in addition to any Common Per Share Amount payable pursuant to Section 2.01(a) above, the Series CC Per Share Amount is the amount that each holder of Series CC Preferred Stock is entitled to receive, in exchange for such holder’s shares of Series CC Preferred Stock, as a result of the Merger being deemed a voluntary or involuntary liquidation, dissolution or winding up of the Company pursuant to Article Fourth, Subsection B(2)(e) of the Company’s Seventh Amended and Restated Certificate of Incorporation);

(e) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

(f) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of all of the outstanding shares of common stock of the Surviving Corporation; and

(g) attached hereto as Schedule 2.01(g) is a schedule reflecting the amount of Net Merger Consideration allocated to each holder of the Company Stock (as of the date hereof in the Company’s transfer books) determined in accordance with the terms hereof as if the Effective Time were the date hereof and there was no Excess Working Capital or Working Capital Shortfall. The Company shall deliver to Parent at Closing a revised Schedule 2.01(g).

SECTION 2.02 Payments at Closing.

(a) An amount (the “Escrow Amount”) equal to the sum of (i) $260,000 (the “Adjustment Escrow Amount”) and (ii) $5,000,000 for indemnification claims (the “Indemnification Escrow Amount”) will be deposited at the Closing by Parent with U.S.

Bank, National Association (the “Escrow Agent”), to be held in the “Adjustment Escrow Account” and the “Indemnification Escrow Account,” respectively, pursuant to the terms of the Escrow Agreement. The Escrow Amount together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto) shall be known collectively as the “Escrow Funds.” At the Closing, Parent shall deliver the Escrow Amount to the Escrow Agent pursuant to wire instructions of the Escrow Agent, and the payment of the Escrow Amount by Parent to the Company Stockholders shall be made pursuant to the terms and conditions of the Escrow Agreement.

(b) Executive Bonus Payments, in an amount equal to $3,000,000, shall be paid or cause to be paid on behalf of the Company by Parent, at the Closing, to the individuals set forth on Schedule 6.07 in the respective amounts set forth next to each such individual’s name.

(c) A placement agent fee (the “Placement Agent Fee”), in an amount equal to $1,000,000 shall be paid or cause to be paid on behalf of the Company by Parent, at the Closing, to S.G. Cowen Securities Corporation.

SECTION 2.03 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a) “Aggregate Series AA Amount” means the number of shares of Series AA Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series AA Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) multiplied by the Series AA Per Share Amount.

(b) “Aggregate Series BB Amount” means the number of shares of Series BB Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series BB Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) multiplied by the Series BB Per Share Amount.

(c) “Aggregate Series CC Amount” means the number of shares of Series CC Preferred Stock issued and outstanding as of the Effective Time (other than shares of Series CC Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) multiplied by the Series CC Per Share Amount.

(d) “Aggregate Series CC Warrant Amount” means the number of shares of Series CC Preferred Stock issuable upon the exercise of the Series CC Preferred Stock Warrants as of the Effective Time multiplied by the Series CC Warrant Amount.

(e) “Aggregate Series CC Warrant Exercise Price” means the exercise price per share of the Series CC Preferred Stock Warrants multiplied by the number of shares of Series CC Preferred Stock issuable upon exercise of all Series CC Preferred Stock Warrants issued and outstanding as of the date hereof.

(f) “Escrow Agreement” means the escrow agreement by and among Parent, the Stockholders’ Representatives and Escrow Agent, in the form attached hereto as Exhibit B.

(g) “Initial Series BB Per Share Amount” means the Series BB Per Share Amount, assuming a Working Capital Shortfall equal to $260,000, less the product of the Series BB Escrow Percentage and the Indemnification Escrow Amount.

(h) “Initial Series CC Per Share Amount” means the Series CC Per Share Amount, assuming a Working Capital Shortfall equal to $260,000, less the product of the Series CC Escrow Percentage and the Indemnification Escrow Amount.

(i) “Initial Series CC Warrant Amount” means the Series CC Warrant Amount, assuming a Working Capital Shortfall equal to $260,000, less the product of the Series CC Warrant Escrow Percentage and the Indemnification Escrow Amount.

(j) “Merger Consideration” means $50,000,000 (which amount includes the Escrow Amount).

(k) “Net Merger Consideration” means the Merger Consideration, minus the Executive Bonus Payments and the Placement Agent Fee, and either (A) plus any Excess Working Capital or (B) minus any Working Capital Shortfall.

(l) “Series BB Escrow Percentage” means the Series BB Per Share Amount, assuming a Working Capital Shortfall equal to $260,000, divided by the Net Merger Consideration.

(m) “Series CC Escrow Percentage” means the Series CC Per Share Amount, assuming a Working Capital Shortfall equal to $260,000, divided by the Net Merger Consideration.

(n) “Series CC Warrant Escrow Percentage” means the Series CC Warrant Amount, assuming a Working Capital Shortfall equal to $260,000, divided by the Net Merger Consideration.

SECTION 2.04 Payment of Cash for Company Stock.

(a) “Company Share Certificate” means a certificate or certificates representing shares of Company Stock.

(b) After the Effective Time, Company Share Certificates representing shares of Company Common Stock canceled and extinguished at the Effective Time pursuant to Section 2.01 shall no longer be valid or binding on the Company.

(c) After the Effective Time, each holder of Company Share Certificates representing shares of Company Preferred Stock canceled and extinguished at the Effective Time pursuant to Section 2.01 may surrender such certificate or certificates to Parent, as agent for the holders of shares of Company Stock, to effect the exchange of such certificate or certificates on such holder’s behalf. After surrender to Parent of any Company Share Certificate which, prior to the Effective Time, shall have represented any shares of Company Preferred Stock, subject to the provisions of Section 2.08, Parent shall distribute to the Person in whose name such certificate shall have been registered, a check or wire transfer, if so requested, representing an amount for each share of Company Preferred Stock equal to the Initial Series BB Per Share Amount or Initial Series CC Per Share Amount, depending on the series of Preferred Stock surrendered. Until so surrendered and exchanged, each outstanding Company Share Certificate which, prior to the Effective Time, represented shares of Company Preferred Stock, shall be deemed to represent and evidence only the right to receive the consideration to be paid therefor as set forth in Section 2.01 and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. Parent agrees that, promptly after approval of the Merger by the Company Stockholders, it will cause to be distributed to each Company Stockholder appropriate materials to facilitate such surrender and will process such materials promptly after receipt thereof.

(d) If payment of cash is to be made to a Person other than the Person in whose name the Company Share Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the Person requesting such payment shall pay to Parent any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the Company Share Certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not payable.

(e) No interest shall accrue or be payable with respect to any amounts which any holder of shares of Company Stock shall be so entitled to receive. Parent shall be authorized to pay the cash attributable to any Company Share Certificates that have been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Company Stock represented thereby and of appropriate indemnification.

(f) If the holder of any shares of Company Stock shall become entitled to receive payment for such shares pursuant to the DGCL and Section 2.08 hereof, such payment shall be made by the Surviving Corporation in accordance with Section 2.08 hereof.

SECTION 2.05 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Company Share Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law (as hereinafter defined).

SECTION 2.06 Common Stock Options.

(a) Any option exerciseable for Company Common Stock issued pursuant to the Company’s Amended and Restated 1996 Equity Incentive Plan (the “Stock Plan”) and outstanding immediately prior to the Effective Time (individually, a “Common Stock Option” and, collectively, the “Common Stock Options”) shall be terminated and cancelled by the Company in accordance with Section 8(e)(i)(3) of the Stock Plan, and no payment or distribution shall be made with respect thereto.

(b) In the event any agreement representing a Common Stock Option shall have been lost or destroyed, Parent, subject to such conditions as it may reasonably impose

(including the posting of a reasonable indemnity bond or other surety with respect to such agreement alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such agreement in a form reasonably satisfactory to Parent. All taxes arising from the cancellation of a Common Stock Option shall be borne by the holder thereof.

SECTION 2.07 Preferred Stock Warrants.

(a) The Company shall send notice to each holder of warrants exerciseable for Series AA Preferred Stock issued and outstanding immediately prior to the Effective Time (each, a “Series AA Preferred Stock Warrant”) informing such holder that the Series AA Preferred Stock is being canceled and terminated as of the Effective Time and that no payment or distribution shall be made with respect to the Series AA Preferred Stock or with respect to the Series AA Preferred Stock Warrants.

(b) Any warrant exerciseable for Series CC Preferred Stock outstanding immediately prior to the Effective Time, to the extent then vested and exercisable in accordance with its terms (a “Series CC Preferred Stock Warrant,” and collectively with the Series AA Preferred Stock Warrants, the “Preferred Stock Warrants”) shall be canceled and extinguished and, with respect to each share of Series CC Preferred Stock subject to each such Series CC Preferred Stock Warrant, be converted into and become the right to receive a cash payment in an amount equal to the difference between (i) the lesser of (A) the sum of the Net Merger Consideration plus the Aggregate Series CC Warrant Exercise Price divided by the total number of shares of Series CC Preferred Stock issued and outstanding as of the Effective Time and issuable upon exercise all Series CC Preferred Stock Warrants issued and outstanding as of the Effective Time (other than shares of Series CC Preferred Stock owned by Parent or the Company or any direct or indirect subsidiary of Parent or the Company) and (B) $2.0553, and (ii) the exercise price per share for each share of Series CC Preferred Stock, subject thereto (the “Series CC Warrant Amount”). The Series CC Warrant Amount shall be payable in the manner and at such times as expressly set forth herein. As soon as practicable after the Effective Time, and upon surrender of each agreement representing a Series CC Preferred Stock Warrant, the Parent shall pay out, without interest, with respect to each share of Series CC Preferred Stock subject to each Series CC Preferred Stock Warrant to the extent vested at the Effective Time, an amount equal to the Initial Series CC Warrant Amount.

(c) In the event any agreement representing a Preferred Stock Warrant shall have been lost or destroyed, Parent, subject to such conditions as it may reasonably impose (including the posting of a reasonable indemnity bond or other surety with respect to such agreement alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such agreement in a form reasonably satisfactory to Parent. Prior to the Effective Time, the Company shall obtain from the holders of Series CC Preferred Stock Warrants all consents, amendments and/or waivers related thereto that are necessary to effect conversion of the Series CC Preferred Stock Warrants pursuant to Section 2.05(b). All taxes arising from the cancellation of a Series AA Preferred Stock Warrant shall be borne by the holder thereof.

SECTION 2.08 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the Net Merger Consideration attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Net Merger Consideration attributable to such Dissenting Shares, without any interest thereon, upon their surrender, in the manner provided in Section 2.04.

(b) The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.09 Post-Closing Adjustment to Merger Consideration.

(a) Promptly, but in, in any event, within 20 days after the Closing Date, Parent will prepare and deliver to Stockholders’ Representatives a calculation of Net Working Capital for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements and the Interim Financial Statements and Schedule 2.09(a)) (the “Closing Date Working Capital”). For the purposes of this Agreement, “Net Working Capital” means the Company’s current assets as of the Closing Date minus its current liabilities accrued and actually payable as of the Closing Date (but, for the avoidance of doubt, including the Transaction Fees and any required employer payroll taxes incurred in connection with the Executive Bonus Payments, and excluding the Executive Bonus Payments (and any accrued liabilities for severance payments that were canceled in exchange for such Executive Bonus Payments) and the Placement Agent Fee paid or caused to be paid on behalf of the Company by the Parent pursuant to Section 2.02(b) or (c), as applicable). For the purposes of this Agreement, “Transaction Fees” means an amount, excluding the Placement Agent Fee, as is necessary to satisfy final bills rendered by legal and other advisers to the Company that invoice fees and expenses incurred in connection with the transactions contemplated hereby. Such final bills are to be delivered to the Company no later than one Business Day prior to Closing, and Transaction Fees are to be paid on behalf of the Company by Parent at the Closing. Parent will make the work papers and back-up materials used in preparing the Closing Date Working Capital calculation available to Stockholders’ Representatives and Stockholders’ Representatives’ accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Stockholders’ Representatives of the Closing Date Working Capital calculation and (ii) the resolution by Parent and Stockholders’ Representatives of any objections to the Closing Date Working Capital calculation.

(b) Stockholders’ Representatives may object to the Closing Date Working Capital calculation on the basis that (i) it was not prepared in accordance with this Agreement and GAAP applied on a basis consistent with the preparation the Annual Financial Statements and of the Interim Financial Statements or (ii) that the calculation was not prepared on a basis consistent with Schedule 2.09(a) or (iii) that the calculation of the Closing Date Working Capital contains mathematical errors. If Stockholders’ Representatives have any objections to the Closing Date Working Capital, Stockholders’ Representatives will deliver a detailed statement describing such objections to Parent within 10 days after receiving the Closing Date Working Capital calculation. Parent and Stockholders’ Representatives will attempt in good faith to resolve any such objections. If Parent and Stockholders’ Representatives do not reach a resolution of all objections within 10 days after Parent has received the statement of objections, they will submit their dispute to a neutral mutually acceptable independent accounting firm of national reputation with which no party hereto has had a preexisting relationship for resolution. Such auditing firm (which, shall be PriceWaterhouseCoopers, unless the parties otherwise agree) will determine, in accordance with GAAP applied on a basis consistent with the preparation of the Annual Financial Statements and the Interim Financial Statements and Schedule 2.09(a), the amounts to be included in the Closing Date Working Capital calculation. The parties will provide the accounting firm, within 10 days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Parent will provide the accounting firm access to the books and records of each of the Company and its subsidiaries. The accounting firm will have 20 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of the accounting firm will be set forth in writing and will be conclusive and binding upon the parties, absent manifest error. Parent will immediately revise the determination of the Closing Date Working Capital as appropriate to reflect the resolution of any objections to the Closing Date Working Capital calculation pursuant to this Section 2.09 and such amount (or such amount as otherwise mutually agreed to by the parties as provided for above) will be the “Final Working Capital.”

(c) If Parent and Stockholders’ Representatives submit any unresolved objections to the accounting firm for resolution as provided in this Section 2.09, Parent and Stockholders’ Representatives will each bear their respective costs and expenses and will share equally in the fees and expenses of the accounting firm (such costs on behalf of the Stockholders’ Representatives shall be advanced to or recoverable by the Stockholders’ Representative pursuant to Section 10.05(d) hereof).

(d) If the Final Working Capital exceeds the Net Working Capital as of June 30, 2004, the amount of such excess shall be referred to as the “Excess Working

Capital.” If the Final Working Capital is less than zero ($0), the amount of such deficiency shall be referred to as the “Working Capital Shortfall.” If there is Excess Working Capital then Parent will pay to Company Stockholders such amount (the “Positive Adjustment Amount”), by making such payment to Stockholders’ Representatives for the account of the Company Stockholders and the Adjustment Escrow Amount will be released by the Escrow Agent from the Adjustment Escrow Account to Stockholders’ Representatives for the account of the Company Stockholders in accordance with the Escrow Agreement. If there is Working Capital Shortfall, such amount (the “Negative Adjustment Amount”) will be withdrawn by the Escrow Agent from the Adjustment Escrow Account. To the extent that the Negative Adjustment Amount exceeds the Adjustment Escrow Amount, Parent may have the excess withdrawn from the Indemnification Escrow Account. If the Negative Adjustment Amount is less than the Adjustment Escrow Amount, the amount remaining in the Adjustment Escrow Account (after release of the Negative Adjustment Amount to Parent) will be released by the Escrow Agent to the Stockholders’ Representatives for the account of the Company Stockholders in accordance with the Escrow Agreement. The amount released from the Adjustment Escrow Account will be distributed among the Company Stockholders in proportion to the amounts set forth on Schedule 2.01(g); provided that, in the event that there are Dissenting Shares, Parent will be entitled to receive any and all amounts that would otherwise be released to the Dissenting Shares.

(e) All payments to be made to Parent or Company Stockholders pursuant to this Section 2.09 will be made by wire transfer of immediately available funds to the accounts designated by Parent or Stockholders’ Representatives, as applicable, no later than three business days after the date on which the Final Working Capital is finally determined, and all such payments will include simple interest thereon at the annual rate of 4.00% from the Closing Date to the date of payment.

(f) Any payment made pursuant to this Section 2.09 will not preclude any remedy provided in this Agreement or otherwise for any breach of representation, warranty or agreement, and the remedy provided in this Agreement for any breach of representation, warranty or agreement or otherwise will not preclude the adjustment provided in this Section 2.09.

(g) Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions or disclosures apply). The disclosures in the Company Disclosure Letter referencing a Section to which such exceptions or disclosures apply shall only qualify the referenced Section, unless the disclosure or exception contains information which is clearly applicable to one or more Sections, in which case such disclosure or exception shall be deemed to relate to such other Sections as well.

SECTION 3.01 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Letter sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees.

(b) The term “Company Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that (i) has had, or with the passage of time could have, a material adverse effect on the assets (including intangible assets), business, properties, capitalization, results of operations or condition (financial or otherwise) of the Company and its subsidiaries in the aggregate; provided, however, that a Company Material Adverse Effect shall not include any change, effect, event or condition that arises from changes in general U.S. or worldwide economic or capital market conditions or conditions affecting the pharmaceutical industry generally (which changes in each case do not disproportionately affect the Company and its subsidiaries), or any change, effect, event or condition resulting from the announcement, pendency or consummation of the transactions contemplated hereby, or (ii) would prevent or materially delay the Company’s ability to consummate the transactions contemplated by the Transaction Documents.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company including all amendments thereto; (b) the minute books containing all consents, actions and meeting of the stockholders of the Company and the Company’s Board of Directors and any committees thereof; and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect.

SECTION 3.03 Subsidiaries.

(a) The Company has no direct or indirect ownership interests in any person except for its subsidiaries set forth on Section 3.03 of the Company Disclosure Letter, which shows the names of the persons owning equity interests in each subsidiary and the percentage of the outstanding equity interests so owned. Each of the subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.03 of the Company Disclosure Letter sets forth each jurisdiction where each subsidiary is qualified or licensed as a foreign corporation and each other jurisdiction in which the subsidiary owns, uses, licenses or leases real property or has employees.

(b) Except as set forth on Section 3.03 of the Company Disclosure Letter, all issued and outstanding equity interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party right, free and clear of all Encumbrances, and in certificated form and have been offered, sold and issued by such subsidiary in compliance with applicable securities and corporate Law, Contracts applicable to such subsidiary and such subsidiary’s organizational documents and in compliance with any preemptive rights, rights of first refusal or similar rights. Except as set forth on Section 3.03 of the Company Disclosure Letter, there is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which the Company or any subsidiary is a party or by which it is bound obligating any subsidiary of the Company or the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such subsidiary or obligating the Company or such subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

SECTION 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 54,495,861 shares of Company Preferred Stock, of which 9,629,956 shares are designated as Series AA Preferred Stock, 22,454,222 shares are designated as Series BB Preferred Stock and 22,411,683 shares are designated as Series CC Preferred Stock. As of the date hereof, there are (i) 1,742,148 shares of Company Common Stock, (ii) 9,593,660 shares of Series AA Preferred Stock, (iii) 22,454,222 shares of Series BB Preferred Stock and (iv) 14,368,564 shares of Series CC Preferred Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights, rights of first refusal or any other third party rights. There are no shares of Company Stock held in the treasury of the Company. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Letter. All issued and outstanding shares of Company Stock have been offered, sold, and delivered by the Company in compliance with applicable securities and corporate laws. None of the issued and outstanding shares of Company Stock have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) The Company has reserved 4,125,749 shares of Company Common Stock for issuance under the Stock Plan, of which options to purchase 1,006,875 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Letter accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Common Stock Option; (ii) the total number of shares of Company Stock that is subject to such Common Stock Option; (iii) the date on which such Common Stock Option was granted and the term of such Common Stock Option; (iv) the vesting schedule for such Common Stock Option; (v) the exercise price per share of Company Stock purchasable under such Common Stock Option; (vi) whether such Common Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); and (vii) the current employee or independent contractor or Board member status of the holder of such Common Stock Option. All issued and outstanding Common Stock Options have been offered, issued and delivered in compliance with applicable securities and corporate laws and all requirements set forth in applicable contracts, agreements and instruments. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Common Stock Options that are outstanding and the form of all agreements and/or awards evidencing Common Stock Options.

(c) The Company has reserved 36,296 shares of Series AA Preferred Stock and 2,155,261 shares of Series CC Preferred Stock for future issuance pursuant to the exercise of Preferred Stock Warrants. Section 3.04(c) of the Company Disclosure Letter accurately sets forth, with respect to each Preferred Stock Warrant: (i) the name of the holder of such Preferred Stock Warrant; (ii) the total number of shares of Series AA Preferred Stock or Series CC Preferred Stock that are subject to such Preferred Stock Warrant; (iii) the exercise price per share of Series AA Preferred Stock or Series CC Preferred Stock purchasable under such Preferred Stock Warrant; (iv) the total number of shares of Series AA Preferred Stock or Series CC Preferred Stock with respect to which such Preferred Stock Warrant is immediately exercisable; and (v) the vesting schedule for such Preferred Stock Warrant. The Preferred Stock Warrant has been offered, issued and delivered in compliance with applicable securities and corporate laws and all requirements set forth in applicable contracts, agreements and instruments. The Company has made available to Parent accurate and complete copies of all documents and instruments evidencing the Preferred Stock Warrants.

(d) Except as described in Section 3.04(b) and Section 3.04(c) above, or as set forth in Section 3.04(b) or Section 3.04(c) of the Company Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or its subsidiaries (including, but not limited to, stock appreciation, phantom stock, profit participation or similar rights) or obligating the Company or its subsidiaries to issue, sell, exchange, repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company or its subsidiaries. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e) Except as set forth on Section 3.04(e) of the Company Disclosure Letter, the Company and its subsidiaries do not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or of its subsidiaries on any matter.

SECTION 3.05 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement (collectively, the “Transaction Documents”) and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations under the Transaction Documents to consummate the Merger and the other transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the Merger and the other transactions contemplated by the Transaction Documents have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the Merger and the other transactions contemplated by the Transaction Documents (other than the approval and adoption of this Agreement and the Merger by the Company Stockholders as described in Section 3.17 hereof and the filing and recordation of appropriate merger documents as required by the DGCL). The Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 3.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Transaction Documents by the Company do not, and the performance of the Transaction Documents by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company or its subsidiaries; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate, in any material respect, any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to the Company or its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound or affected; or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a claim, lien, pledge, security interest or other encumbrance of any kind (“Encumbrance”) on any property or asset of the Company or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party, or by which any property or asset of the Company or its subsidiaries is bound or affected, except, in the case of each of clause (ii) and (iii), those violations, conflicts, breaches or defaults which would not result in a Company Material Adverse Effect.

(b) The execution and delivery of the Transaction Documents by the Company do not, and the performance of the Transaction Documents by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”) or any other party or Person, except (i) for the filing and recordation of appropriate merger documents as required by the DGCL; and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

SECTION 3.07 Permits; Compliance. The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its subsidiaries to own, lease and otherwise hold and operate their properties and other assets and to carry on their business as it is now being conducted (the “Company Permits”), except where the failure of the Company or its subsidiaries to possess such Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and will remain so after the Closing, and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company and its subsidiaries, threatened. The Company and its subsidiaries have conducted their business in compliance with the terms and conditions of the Company Permits. Neither the Company nor any of its subsidiaries has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

SECTION 3.08 Financial Statements.

(a) True and complete copies of (i) the audited balance sheets of the Company as of December 31, 2002 and 2003, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes thereto (collectively referred to herein as the “Audited Financial Statements”); and (ii) the unaudited balance sheet of the Company as of June 30, 2004 (the “Reference Balance Sheet”), and the related statements of operations, changes in stockholders’ equity and changes in cash flows for the six months ended June 30, 2004 (collectively referred to herein as the “Interim Financial Statements”), are attached to Section 3.08(a) of the Company Disclosure Letter. The Audited Financial Statements and the Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP), are based upon the information contained in the books and records of the Company and each present fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b) The Company and its subsidiaries do not have any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, and whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments (“Liabilities”) that, in each case, are required to be disclosed under GAAP, except (i) as set forth in Section 3.08(b) of the Company Disclosure Letter, (ii) the liabilities recorded on the Company’s Reference Balance Sheet and the notes thereto, (iii) liabilities or obligations incurred since June 30, 2004 (except as incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iv) liabilities incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, or (v) liabilities that would not be required by GAAP to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The minute books, stock record books, and other records of the Company and its subsidiaries, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate records of all meetings held of, and all corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company or its subsidiaries.

(d) The Company uses commercially reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s and its subsidiaries’ assets; (iii) access to the Company’s and its subsidiaries’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s and its subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 3.09 Absence of Certain Changes or Events. Since January 1, 2004, except as contemplated by or as disclosed in this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Company Material Adverse Effect. Since January 1, 2004, unless otherwise disclosed in the Company Disclosure Letter, neither the Company nor any of its subsidiaries have:

(a) borrowed any amount (including advances on existing credit facilities) or incurred or become subject to any liability in excess of $100,000, except (i) current liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities under contracts entered into in the ordinary course of business consistent with past practice;

(b) had any of its assets with a fair market value in excess of $25,000 subjected to any Encumbrance;

(c) discharged or satisfied any Encumbrance or paid any Liability, in each case with a value in excess of $25,000, other than current Liabilities paid in the ordinary course of business consistent with past practice;

(d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or stockholders) any tangible assets with a fair market value in excess of $25,000, or canceled any debts or claims, in each case, except in the ordinary course of business consistent with past practice;

(e) sold, assigned, licensed or transferred (including any such transaction to any employees, affiliates or stockholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(f) disclosed, to any Person other than Parent or Merger Sub and authorized representatives of Parent or Merger Sub, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information;

(g) waived any rights of material value whether or not in the ordinary course of business consistent with past practice;

(h) accrued, declared or paid any dividends or other distributions with respect to any shares of the Company’s capital stock or redeemed or purchased, directly or indirectly, any shares of capital stock or any options or other rights to require any of such stock;

(i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities, other than options granted to its employees pursuant to any equity compensation plans in a manner consistent with past practice and other than a total of 2,742,364 shares of Series CC Preferred Stock and warrants to purchase up to 411,348 shares of Series CC Preferred Stock sold on April 30, 2004 pursuant to the Series CC Preferred Stock Purchase Agreement, dated as of August 2, 2002, as amended;

(j) taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice, or entered into any transaction with any Insider other than employment arrangements otherwise disclosed in this Agreement and the Company Disclosure Letter, or the transactions contemplated hereby;

(k) suffered any theft, material damage, destruction or loss of or to any material property or material properties owned or used by it, whether or not covered by insurance;

(l) entered into or modified in any material respect any employment, severance or similar agreements or arrangements with, or granted any bonus or any material wage, salary or compensation increase to, any director, officer, employee or consultant other than the agreement providing for the Executive Bonus Payments, or made or granted any increase in any employee benefit plan or arrangements, or amended in any material respect or terminated any existing employee benefits plan or arrangements, or adopted any new employee benefit plan or arrangements or made any commitment or incurred any Liability to any labor organization;

(m) made any single capital expenditure or commitment therefor in excess of $100,000;

(n) made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees of the Company for business travel, lodging or other expenses in accordance with current Company policies);

(o) made any change in accounting principles or practices from those utilized in the preparation of the Audited Financial Statements;

(p) taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice; or

(q) agreed, whether in writing or not, to do any of the foregoing.

SECTION 3.10 Absence of Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company and its subsidiaries, threatened against the Company or its subsidiaries, before any Governmental Entity (a “Legal Proceeding”) that would, if resolved adversely to the Company or its subsidiaries, result in a Company Material Adverse Effect.

SECTION 3.11 Employee Benefit Plans; Labor Matters.

(a) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and “Plan” means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company or its subsidiaries for the benefit of present or former employees or with respect to which the Company or its subsidiaries otherwise has current or potential liability, including, but not limited to, Plans which have been terminated but with respect to which the Company or its subsidiaries has current or potential liability. “Plan” includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

(b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans are in material compliance with all requirements of ERISA and the Code, and comparable (to the extent applicable) state law and regulations. With respect to the Plans, except as set forth in Section 3.11 of the Company Disclosure Letter (i) all required contributions which are due have been made and any accrual required by GAAP has been made on the books and records of the Company or its subsidiaries for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) the Company and its subsidiaries have not been engaged in a Prohibited Transaction, and to the knowledge of the Company and its subsidiaries, there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code). Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.12(b), no qualified retirement plans sponsored by the Company are invested in stock of the Company.

(c) The Company and its subsidiaries have provided or made available to Parent true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company or its subsidiaries from the Internal Revenue Service (the “IRS”) regarding the Plans, the termination of any Plan, and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans, if any; (iv) the most recently prepared actuarial valuation reports, if any; (v) current summary plan descriptions; (vi) annual returns/reports on Form 5500 and summary annual reports for the most recent three Plan years, as applicable; (vii) any filings for the Plans (other than Forms 5500) with the IRS or the Department of Labor (“DOL”) within the last five years preceding the date of this Agreement; and (viii) the ADP/ACP test results for the immediately preceding plan year for any 401(k) Plan. To the knowledge of the Company and its subsidiaries, nothing has occurred that could reasonably be expected to adversely affect the qualification of the Plans and their related trusts.

(d) Except as set forth in Section 3.11 of the Company Disclosure Letter, the Company and its subsidiaries do not maintain or contribute to (and have never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. The Company and its subsidiaries have no actual or potential liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

(e) The Company and its subsidiaries have no actual or potential liability for death, or medical or dental benefits after separation from employment, other than (i) death benefits under the Plans (whether or not subject to ERISA) set forth in Section 3.11 of the Company Disclosure Letter and (ii) health care continuation benefits described in Section 4980B of the Code (or similar benefits under state law) (the benefits in (ii) referred to collectively as “COBRA Benefits”).

(f) The Company, its subsidiaries their directors, officers, employees or other “fiduciaries”, as such term is defined in Section 3(21) of ERISA, have not committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, its subsidiaries, Parent or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

(g) Except as set forth in Section 3.11 of the Company Disclosure Letter, there are no other trades or businesses, whether or not incorporated, which, together with the Company and its subsidiaries, would be deemed to be a “single employer” within the meaning of Code Sections 414(b), (c) or (m).

(h) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary or the Company or its subsidiaries) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject the Company, Parent or any of their respective directors, officers or employees to any tax under Sections 4971 through 4980G, inclusive, of the Code, Section 502(c) of ERISA, or any correction or audit penalties in connection with any Plan. Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will result in any excise tax under Section 4999 of the Code or a lost deduction under 280G of the Code.

(i) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the knowledge of the Company and its subsidiaries, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company, its subsidiaries or their officers or employees with respect to any Plan.

(j) There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company or its subsidiaries, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code. The Company and its subsidiaries have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Each current Company or subsidiary employee who performs services in the United States is an “at-will” employee whose employment can be terminated by the Company or its subsidiaries at any time, with or without cause.

(k) Except as set forth in Section 3.11 of the Company Disclosure Letter, each Plan may be terminated directly or indirectly by the Company or its subsidiaries, in its sole discretion, at any time before or after the Effective Date in accordance with its terms, without causing Parent, the Company or its subsidiaries to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company or its subsidiaries which occurred prior to the Effective Date, except for liabilities to, and the rights of, the employees thereunder accrued prior to the Effective Date, or if later, the time of termination, and except for continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law.

(l) The Company and its subsidiaries are not parties to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or its subsidiaries or in their business.

(m) (A) To the knowledge of the Company and its subsidiaries, the Company and its subsidiaries have complied in all material respects with all Law relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of Taxes; (B) the Company and its subsidiaries have no material labor relations problem pending and its labor relations are satisfactory; (C) there are no workers’ compensation claims pending against the Company or its subsidiaries, nor is the Company or any of its subsidiaries aware of any facts that would give rise to such a claim; (D) no employee of the Company or its subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Company’s or its subsidiaries’ business activities; and (E) no employee, former employee, director or stockholder of the Company or its subsidiaries has any claim with respect to any Intellectual Property of the Company or its subsidiaries.

(n) The employment of any terminated former employee of the Company or its subsidiaries has been terminated in accordance with any applicable contractual terms and applicable Law, and the Company and its subsidiaries do not have any material liability under any contract or applicable Law toward any such terminated employee. The consummation of the Merger or the other transactions contemplated in the Transaction Documents will not cause the Company or its subsidiaries to incur or suffer any material liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(o) Except as set forth in Section 3.11 of the Company Disclosure Letter, (i) no labor representatives hold bargaining rights with respect to any employees of the Company or its subsidiaries, and there are no current or, to the knowledge of the Company and its subsidiaries, threatened attempts to organize or establish any trade union or employee association with respect to the Company or its subsidiaries; (ii) the Company and its subsidiaries have paid in full to all employees all wages, salaries and commissions due and payable to such employees and has fully reserved on the Company’s and its subsidiaries’ accounts all amounts for wages, salaries and commissions due but not yet payable to such employees; and (iii) the Company and its subsidiaries have paid in full all social security, social welfare, payroll, national insurance or similar contributions or Taxes, and other contributions or Taxes due on wages, salaries, commissions and all other amounts paid to past or present employees

SECTION 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter lists each of the following written or oral contracts and agreements of the Company or its subsidiaries as of the date hereof (such contracts and agreements being the “Material Contracts”):

(i) each contract and agreement for the purchase or lease of personal property with any third party or for the furnishing of products or services to the Company or its subsidiaries with payments greater than $50,000 per year;

(ii) all broker, exclusive dealing or exclusivity, distributor, sales representative, dealer, manufacturer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts to which the Company or its subsidiaries is a party or any other contract that compensates any Person based on any sales by the Company or its subsidiaries;

(iii) all leases and subleases of real or personal property for which the annual lease payments exceed $25,000;

(iv) all contracts and agreements relating to indebtedness (other than trade indebtedness) of the Company or its subsidiaries, or that place an Encumbrance (other than a Permitted Encumbrance) on any material asset of the Company or its subsidiaries, including any contracts and agreements in which the Company or its subsidiaries is a guarantor of indebtedness;

(v) all confidentiality agreements, or where the Company or any of its subsidiaries is prohibited by the terms of an agreement from disclosing it, a description of the purpose and context of a confidentiality agreement; and all contracts and agreements that limit or purport to limit the ability of the Company or its subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company or of its subsidiaries;

(vii) all contracts regarding the sale of a material asset and all contracts regarding the acquisition, issuance or transfer of any securities of the Company or of its subsidiaries and each contract affecting or dealing with any securities of the Company or its subsidiaries, including, without limitation, any restricted stock agreements or escrow agreements;

(viii) any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any Person other than software licenses or professional services contracts entered into in the ordinary course of business;

(ix) all contracts or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 60 days’ or less notice without penalty and involving more than $25,000;

(x) any license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company or its subsidiaries in connection with the Intellectual Property;

(xi) any contract for capital expenditures in excess of $50,000;

(xii) all clinical research, clinical trial, investigation and similar agreements; and

(xiii) any other material agreement or agreement not entered into in the ordinary course of business consistent with past practice.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, each Material Contract (i) is valid, binding and enforceable on or against the Company or its subsidiaries, and to the knowledge of the Company and its subsidiaries, is valid, binding and enforceable on or against the parties thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence that would have, or would reasonably be expected to have, a Company Material Adverse Effect. The Company and its subsidiaries are not in breach or violation of, or default under, any Material Contract and no other party to any Material Contract is in breach or violation thereof or default thereunder. There has occurred no event giving any right to other Persons to terminate, amend or cancel any Material Contract.

SECTION 3.13 Environmental Matters.

(a) The Company and its subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined below); (ii) hold all material Environmental Permits (as defined below) necessary to conduct the Company’s and its subsidiaries’ business; and (iii) are in compliance in all material respects with its Environmental Permits; and (iv) have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws. The Company and its subsidiaries have not received any notice of any violation of or delinquency with respect to any applicable Environmental Laws.

(b) The Company and its subsidiaries have not released, generated, treated, contained, handled, used, processed, buried or stored, and, to the knowledge of the Company and its subsidiaries, no other Person has released, generated, treated, contained, handled, used, processed, buried or stored Hazardous Materials (as defined below) in violation of any applicable Environmental Law on any real property currently or formerly owned or leased by the Company or it subsidiaries during their ownership or occupancy of such property. No aboveground or underground storage tanks are located on, under or about any real property owned or leased by the Company or its subsidiaries.

(c) There are no Environmental Claims pending or, to the knowledge of the Company and its subsidiaries, threatened against the Company or its subsidiaries and the Company and its subsidiaries have not received any written notice alleging in any manner that they are, or would reasonably be expected to be, responsible for any Environmental Claim. The Company and its subsidiaries have not entered into any environmental indemnity or environmental shared liability agreement with respect to another Person’s actions or inactions, and, to the Company’s and its subsidiaries’ knowledge, there has occurred no event that may result in the Company being liable under any Environmental Law for the actions or inactions of another Person.

(d) The Company and its subsidiaries have disclosed and delivered to Parent all environmental reports and investigations that the Company and its subsidiaries have obtained or ordered with respect to the Company’s and its subsidiaries’ business activities and the real property owned or leased by the Company or its subsidiaries; provided, however, the Company and its subsidiaries have not and do not make any warranties regarding (i) the truth or accuracy of any such environmental report or investigation; or (ii) the qualifications or expertise of the respective parties conducting such environmental reports and investigations.

For purposes of this Agreement:

“Environmental Claims” means any claim, demand, suit, proceeding, action, cause of action, investigation, Liability, expense, penalty, fine, cost, injunction, demand for payment or compensation, remediation, corrective action or other demand for response, asserted by or payable to any Person, whether or not involving any injury to human health or the environment, natural resources or any property, based on any release or threatened release of Hazardous Materials, or alleging that the Company is not in compliance with any applicable Environmental Law.

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, or human health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products or by products or breakdown products, radioactive materials which are not naturally occurring at, on or under the subject real property, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as dangerous, toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3.14 Intellectual Property.

(a) For the purposes of this Agreement:

(i) “Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including provisional applications, and statutory invention registrations (“Patents”), (b) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) rights of privacy, publicity and endorsement, and (e) all other rights associated therewith in any jurisdiction.

(ii) “License(s)” means all contracts, licenses and agreements to which the Company or any of its subsidiaries is a party: (A) with respect to Owned Intellectual Property licensed or transferred to any third party and (B) pursuant to which a third party has licensed or transferred any Licensed Intellectual Property to the Company or any of its subsidiaries as of the date hereof (excluding commercial off-the-shelf or shrink wrap licenses of computer software).

(iii) “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its subsidiaries, including all Owned Intellectual Property listed on Section 3.14(b) of the Company Disclosure Letter, used in or necessary for the business of the Company or its subsidiaries.

(iv) “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of its subsidiaries by a third party pursuant to a License or Licenses and used in or necessary for the business of the Company or its subsidiaries.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof and the Closing Date, of all

(i) Patent histories for the Company and its subsidiaries, including: (A) issued Patents and for each, its number, issue date, title, priority information and current legal status, for each jurisdiction in which such Patent has been issued; (B) Patent Applications (including provisional applications, divisional applications, continuation applications, re-examination applications, reissue applications and interference proceedings) and for each, the application number, date of filing, title, priority information and current legal status for each jurisdiction in which such Patent application is pending; (C) a description of all Patents and Patent applications (including provisionals) that the Company or its subsidiaries has abandoned; and (D) a description of all issued Patents and Patent applications (including provisionals) that have been rejected by the Patenting authority in any jurisdiction;

(ii) trademarks, trade names, brand names and service marks registered by the Company or any of its subsidiaries (each a “Registered Proprietary Name”), the registration number thereof, and, if applicable, the class of goods or the description of goods or services covered thereby, the jurisdictions in which such Registered Proprietary Name is registered, the current legal status and the expiration date for each jurisdiction in which such Registered Proprietary Name has been registered;

(iii) trademarks, trade names, brand names and service marks used by the Company or any of its subsidiaries but not registered (each an “Unregistered Proprietary Name”), the application serial number thereof (if any), the date of filing, the jurisdictions in which such application was filed and, if applicable, the class of goods or the description of goods or services sought to be covered thereby;

(iv) copyright registrations, the number, date of registration thereof for each jurisdiction in which such copyright has been registered and the current legal status of the registration;

(v) applications for registration of copyrights and the date and jurisdictions in which such application was filed; and

(vi) domain names and applications for registration of domain names, and the current legal status of the registration in each case, included in the Owned Intellectual Property.

Section 3.14(a)(ii)(B) of the Company Disclosure Letter also lists each License for Licensed Intellectual Property and, to the extent set forth in such Licenses, the U.S. and foreign patents and patent applications and their respective patent numbers, issue dates and titles relating to such Licensed Intellectual Property as of the date hereof and the Closing Date.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, the use of the Owned Intellectual Property and the Licensed Intellectual Property, in each case in connection with the operation of the business of the Company and its subsidiaries as currently conducted, to the knowledge of the Company and its subsidiaries, does not infringe or misappropriate or otherwise violate the Intellectual Property rights of any third party, and to the knowledge of the Company and its subsidiaries, no claim is pending or threatened against the Company or its subsidiaries alleging any of the foregoing. Except as listed on Section 3.14(b) of the Company Disclosure Letter, to the knowledge of the Company and its subsidiaries, no right, license, lease, consent or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company and its subsidiaries. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, none of the Patents listed in Section 3.14(b) of the Company Disclosure Letter is involved in any interference, reexamination, conflict or opposition proceeding, and to the knowledge of the Company and its subsidiaries, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names, Unregistered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names or Unregistered Proprietary Names listed in Section 3.14(b) of the Company Disclosure Letter is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and to the knowledge of the Company and its subsidiaries, there has been no threat or other indication that any such proceeding will hereafter be commenced.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, the Company or one of its subsidiaries is the sole or joint owner of the entire right, title and interest in and to each item of the Owned Intellectual Property, free and clear of any Liens. The Company or one of its subsidiaries is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of its business.

(e) The Owned Intellectual Property and Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company or its subsidiaries. Except as set forth in Section 3.14(e) of the Company Disclosure Letter, the Patents (excluding patent applications) included in the Owned Intellectual Property and Licensed Intellectual Property are in good standing, all without challenge of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, no legal proceedings are pending or, to the knowledge of the Company and its subsidiaries, are overtly threatened against the Company or its subsidiaries (i) based upon, challenging or seeking to deny or restrict the use of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses conflict with the terms of any third party license or other agreement.

(g) The Owned Intellectual Property and Licensed Intellectual Property is valid and enforceable. Maintenance fee(s), annuity fee(s) or renewal fee payment(s) for each jurisdiction in which each Patent, Patent application, trademark, trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, copyright, copyright application, domain name or domain name application has issued or is pending have been timely paid.

(h) To the knowledge of the Company and its subsidiaries, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property. Except as disclosed in Section 3.14(h) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries are a party to any agreement granting rights with respect to the Owned Intellectual Property or Licensed Intellectual Property.

(i) The Company has delivered or made available to Parent true and complete copies of Patents and all applications and registrations for Proprietary Names, copyrights and domain names listed or described in Section 3.14(b) of the Company Disclosure Letter.

(j) To the knowledge of the Company and its subsidiaries, all software used in the business of the Company or any of its subsidiaries is free of all viruses, worms and Trojan horses, and does not contain any bugs, errors, or problems that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems as used in the Company’s or such subsidiary’s business.

(k) The Company or one of its subsidiaries has a license to use all software development tools, library functions, compilers and other third–party software that are in the business of the Company and any subsidiary, taken as a whole, or that are required to operate or modify the Company’s or a subsidiary’s software as used in the Company’s or a subsidiary’s business.

(l) The Company and its subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(m) To the knowledge of the Company and its subsidiaries, (i) there has been no misappropriation of any trade secrets or other confidential information of the

Company or its subsidiaries by any Person, (ii) no employee, independent contractor or agent of the Company or any of its subsidiaries has misappropriated any trade secrets of any other Person, in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property or Licensed Intellectual Property.

(n) The Company and its subsidiaries have secured valid written assignments from all current and former consultants and employees who contributed to the creation or development of Owned Intellectual Property of such Person’s ownership interest therein. To the knowledge of the Company and its subsidiaries, none of the employees of the Company or its subsidiaries and none of their consultants is in violation thereof. All employees of, consultants to or vendors of the Company or any of its subsidiaries with access to confidential information of the Company or any of its subsidiaries are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company or any of its subsidiaries. To the knowledge of the Company and its subsidiaries, none of the employees, consultants or vendors of the Company or any of its subsidiaries is in violation of such agreements.

(o) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company’s or its subsidiaries’ rights to own or retain a license to any of the Owned Intellectual Property or Licensed Intellectual Property used in the ordinary day to day conduct of business of the Company and its subsidiaries, taken as a whole, or (ii) the inability (for any period of time) of the Company or its subsidiaries to transfer such rights to Parent or the Surviving Corporation pursuant to the terms of this Agreement.

SECTION 3.15 Supply Arrangements. To the knowledge of the Company and its subsidiaries, there are no facts or circumstances that have caused a Company Material Adverse Effect or are reasonably likely to cause a Company Material Adverse Effect on the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds, product candidates or products of the Company or its subsidiaries currently used in clinical trials.

SECTION 3.16 Taxes.

(a) All material Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and information returns and reports) (collectively, “Tax Returns” and individually, a “Tax Return”) required to be filed with any Tax Authority before the Effective Time (after giving effect to any extensions of such time within which to file such Tax Returns), by or on behalf of the Company, have been or will be accurately completed and filed when due and all amounts shown as due on such Tax Returns have been or will be timely paid. The Interim Financial Statements (i) properly accrue all material actual and contingent liabilities for Taxes with respect to all periods through June 30, 2004, and the Company and its subsidiaries have not and will not incur any material actual or contingent Tax liabilities in excess of the amount reflected on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes); and (ii) properly accrue in accordance with U.S. GAAP all material liabilities for Taxes payable after June 30, 2004, with respect to all transactions and events occurring on or prior to such date. The Company and its subsidiaries have not incurred any material Tax liability since June 30, 2004 other than in the ordinary course of business and the Company and its subsidiaries have made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) The Company and its subsidiaries have withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be withheld by the Company or its subsidiaries. The Company and its subsidiaries have not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company and its subsidiaries) investigation now pending or threatened in writing, or otherwise, against or with respect to the Company or its subsidiaries in respect of any Tax. No notice of deficiency or similar document of any Tax Authority has been received by the Company or its subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised or proposed (and are currently pending) by any Tax Authority that could, if determined adversely to the Company or its subsidiaries, materially and adversely affect the liability of the Company or its subsidiaries for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable or those being contested in good faith and in appropriate proceedings) upon the material assets of the Company or its subsidiaries. The Company has previously provided or made available to Parent true and complete copies of all income, franchise, and sales Tax Returns. The Company has not received notice from a Tax Authority in a jurisdiction where it does not file a Tax Return that it may be subject to taxation by that jurisdiction.

(c) The Company and its subsidiaries are not parties to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or its subsidiaries that are not deductible (in whole or in part) under Section 280G of the Code.

(d) The Company and its subsidiaries are not parties to any Tax allocation or sharing agreement.

(e) Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) and (ii) has any liability for the Taxes of any Person (other than any of the Company or any subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(g) Neither the Company nor any of its subsidiaries has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 6011-4 or 1.6011-4T, as applicable.

(h) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”).

SECTION 3.17 Vote Required. The only vote of the Company Stockholders necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of at least (i) a majority of the Company Stock (voting on an as if converted basis); and (ii) a majority of the Company Preferred Stock voting separately as a class in favor of the approval and adoption of this Agreement and the Merger.

SECTION 3.18 Assets; Absence of Encumbrances. Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company and its subsidiaries own, lease or have the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used in the conduct of the business of the Company or its subsidiaries or otherwise owned or leased by the Company or its subsidiaries and, with respect to contract rights, are parties to and enjoy the right to the benefits of all material contracts, agreements and other arrangements used by the Company or its subsidiaries in or relating to the conduct of the business of the Company or its subsidiaries (all such properties, assets and contract rights being the “Assets”). The equipment, machinery and other tangible assets of the Company and its subsidiaries used in the operation of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted. The Company and its subsidiaries own good and marketable title to each of the tangible properties and tangible assets reflected on the Reference Balance Sheet or acquired since the date thereof, free and clear of all Encumbrances, except for (i) liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable GAAP; (ii) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iii) liens in favor of customs authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent accrued on the relevant Reference Balance Sheet; (the Encumbrances set forth in (i)-(iii), collectively, “Permitted Encumbrances”); and (iv) assets disposed of since the date of the Reference Balance Sheet in the ordinary course of business.

SECTION 3.19 Real Property. Neither the Company nor any of its subsidiaries owns any real property. The real property covered by the lease (the “Lease”) described in Section 3.19 of the Company Disclosure Letter constitutes all of the real property rented or occupied by the Company or its subsidiaries (the “Real Property”). The Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under the Lease. The Company has delivered to Parent a complete and accurate copy of the Lease, and the Lease has not been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The Company is not in material default under the Lease, and, to the Company’s knowledge, no circumstances exist which, if unremedied, would result in such material default under the Lease; nor, to the knowledge of the Company, is a any other party to the Lease in material default under the Lease.

SECTION 3.20 Brokers. Except for a fee or commission payable to S.G. Cowen Securities Corporation by the Company at the Effective Time, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.21 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.22 Regulatory Compliance. To the extent applicable to the Company and its subsidiaries:

(a) All products currently being manufactured, distributed or developed by the Company or its subsidiaries, or by any other person (a “Collaborative Partner”) pursuant to a collaboration arrangement (other than an arrangement that is solely a license to market, distribute or sell products in a specified territory) with the Company or its subsidiaries (a “Collaboration”), that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are, or in the case of such manufacture, distribution or development by a Collaborative Partner pursuant to a Collaboration, to the knowledge of the Company and its subsidiaries are, being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. §§301 et. seq. (“FDCA”), the Public Health Service Act U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Entity, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) All preclinical trials and clinical trials conducted by or on behalf of the Company or its subsidiaries have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) All manufacturing operations conducted by or for the benefit of the Company or its subsidiaries have been and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211 and 606. In addition, the Company and its subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) None of the Company’s or its subsidiaries’ products, and no products of a Collaboration, have been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity, by the Company, one of its subsidiaries, a Collaborative Partner, or by any licensee, distributor or marketer of any such products, in the United States or outside of the United States.

(e) The Company, its subsidiaries, and to the knowledge of the Company and its subsidiaries, their Collaborative Partners, have not received any notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of their products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of their products.

(f) To the knowledge of the Company and its subsidiaries, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any of its products or the products of a Collaboration.

(g) As to the products of the Company or its subsidiaries, and the products of a Collaboration, for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its subsidiaries, and to the knowledge of the Company and its subsidiaries, their Collaborative Partners, are in compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, the Company, its subsidiaries and any relevant Collaborative Partner, and the officers, employees or agents of the Company, its subsidiaries and any relevant Collaborative Partner, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made.

(h) The Company and its subsidiaries, and to the knowledge of the Company and its subsidiaries, their Collaborative Partners have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, the Company and its subsidiaries, and to the knowledge of the Company and its subsidiaries, their Collaborative Partners and all officers, key employees or agents of the Company, its subsidiaries or of any Collaborative Partner, have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

SECTION 3.23 Products.

(a) Set forth in Section 3.23 to the Company Disclosure Letter is a complete and accurate list of all of the Company’s and its subsidiaries’ candidates, compounds or products, noting, where applicable, those candidates, compounds or products where the FDA and/or CE Mark approval has been applied for and/or received, and listing the approval obtained and application made. For those candidates, compounds or products listed in Section 3.23 to the Company Disclosure Letter as receiving FDA and/or CE Mark approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company’s and its subsidiaries’ knowledge, no event has occurred or notification received by the Company or its subsidiaries from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA or CE Mark approval status of such candidates, compounds or products. No applications made or other materials submitted by the Company or its subsidiaries to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The product registration files and dossiers of the Company and its subsidiaries have been maintained in accordance with reasonable industry standards. The Company and its subsidiaries have in their possession copies of all the material documentation filed in connection with filings made by the Company or its subsidiaries for regulatory approval or registration of the candidates, compounds or products of the Company or its subsidiaries, as the case may be. To the knowledge of the Company and its subsidiaries, the filings made by the Company or its subsidiaries for regulatory approval or registration of the candidates, compounds or products of the Company or its subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(c) the development and commercialization of:

(i) that certain product known as ZYC101a is, as of the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties except for: (x) obligations under that License Agreement dated May 3, 2000 between the Company and the UK Microbiological Research Authority, as amended on August 29, 2003 (the “CAMR Agreement”); and (y) obligations under that License Agreement dated August 28, 2003 between the Company and the University of Iowa Research Foundation (the “Iowa Agreement”).

(ii) that certain product known as ZYC200 is, as of the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties except for: (x) obligations under the Iowa Agreement; (y) obligations under that License Agreement dated April 14, 2000 between the Company and Scheppen’s Eye Research Institute; and (z) possible obligations under that License Agreement dated March 15, 2002 between the Company and Cohesion Technologies, Inc., if ZYC200 is formulated using Cohesion’s hydrogel technology licensed thereunder.

(iii) that certain product known as ZYC300 is, at the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties except for: (x) obligations under the CAMR Agreement; (y) obligations under the Iowa Agreement; and (z) obligations under that License Agreement dated August 7, 2000 between the Company and the University of Massachusetts.

SECTION 3.24 Bank Accounts and Powers of Attorney. Section 3.24 to the Company Disclosure Letter sets forth a correct and completed list of all bank accounts of the Company and its subsidiaries and the names of the signatories on such account. Neither the Company nor any subsidiary has granted to any Person a power of attorney or other authorization in favor of such Person to act on its behalf or to bind it other than the authority of its duly elected corporate officers.

SECTION 3.25 Insurance. Section 3.25 to the Company Disclosure Letter lists each insurance policy maintained by the Company or its subsidiaries, with respect to the Company’s or its subsidiaries’ properties, assets and operations and sets forth the date of expiration of each such insurance policy. Such insurance policy: (a) is in full force and effect; (b) is sufficient for compliance, in all material respects, with all requirements of applicable law and of any contract or agreement to which the Company or its subsidiaries is subject; (c) is issued by an insurer that is financially sound and reputable; (d) provides adequate insurance coverage for the activities of the Company or its subsidiaries; and (e) will continue in full force and effect following the consummation of the transactions contemplated hereby, without any further action by the parties to this Agreement. The Company and its subsidiaries are not in default with respect to their obligations under any of such insurance policies. Section 3.25 of the Company Disclosure Letter lists the Company’s and its subsidiaries’ obligations to third parties with regard to the maintenance of insurance policies. The Company and its subsidiaries are in compliance with all such obligations.

Section 3.26 Affiliate Transactions. Other than pursuant to this Agreement, no officer, director, employee or affiliate of the Company or its subsidiaries or, to the knowledge of the Company and its subsidiaries, any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively “Insiders”), has any agreement with the Company or its subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible, or intangible, used in or pertaining to the Company’s or its subsidiaries’ business activities (other than ownership of capital stock of the Company). To the knowledge of the Company and its subsidiaries, none of the Insiders has any direct interest in any competitor, supplier or customer of the Company or its subsidiaries or in any Person from whom or to whom the Company or its subsidiaries leases or licenses any property, or in any other Person with whom the Company or its subsidiaries transacts business of any nature (other than any corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons). For purposes of this Section 3.26, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

Section 3.27 Disclosure. This Agreement does not contain any untrue statement of a material fact regarding the Company, its subsidiaries or the Company’s or its subsidiaries’ business activities or any of the other matters dealt with in this Article III relating to the Company, its subsidiaries or the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth in the letter delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”) (which Parent Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply). The disclosures in the Company Disclosure referencing a Section to which such exceptions or disclosures apply shall only qualify the referenced Section, unless the disclosure or exception contains information which is clearly applicable to one or more other Sections, in which case such disclosure or exception shall be deemed to relate to such other Sections as well.

SECTION 4.01 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).

(b) The term “Parent Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that (i) has had, or with the passage of time could have, a material adverse effect on the assets (including intangible assets), business, properties, capitalization, results of operations or condition (financial or otherwise) of Parent and Merger Sub in the aggregate; provided, however, that a Parent Material Adverse Effect shall not include any change, effect, event or condition that arises from changes in general U.S. or worldwide economic or capital market conditions or conditions affecting the pharmaceutical industry generally (which changes in each case do not disproportionately affect Parent and Merger Sub), or any change, effect, event or condition resulting from the announcement, pendency or consummation of the transactions contemplated hereby, or (ii) would prevent or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Transaction Documents.

(c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under the Transaction Documents to consummate the Merger and the other transactions contemplated by the Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the other Transaction Documents or to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement, the other Transaction Documents and the Certificate of Merger have been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by each of Parent and Merger Sub do not, and the performance of this Agreement and the other Transaction Documents by each of Parent and Merger Sub will not (i) conflict with or violate their respective organizational documents; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected; or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, except, in the case of each of clause (ii) and (iii), those violations, conflicts, breaches or defaults which would not result in a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and the other Transaction Documents by each of Parent and Merger Sub do not, and the performance of this Agreement and the other Transaction Documents by each of Parent and Merger Sub will not, require any consent, approval, permit or authorization from, or registration, notification or filing with, any Governmental Entity or any other party or Person, except (i) for the filing and recordation of appropriate merger documents as required by the DGCL; and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 4.04 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.05 Litigation. Other than as set forth on Section 4.05 of the Parent Disclosure Letter, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub, before any Governmental Entity that would, if resolved adversely to Parent or Merger Sub, result in a Parent Material Adverse Effect.

SECTION 4.06 Financing. Parent has and shall have at the Effective Time sufficient cash and existing credit facilities to pay the full consideration payable to the Company hereunder, to make all other necessary payments by it in connection with transactions contemplated hereby and to pay all of its related fees and expenses.

SECTION 4.07 Relocation. Parent shall not relocate the principal executive offices of the Company within eighteen (18) months of the date of the Agreement to a geographic location more than 50 miles from the principal post office in Cambridge, Massachusetts.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company and its Subsidiaries Pending the Merger. The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, on an arms length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s and its subsidiaries’ past custom or practice. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (on behalf of itself and its subsidiaries and except to the extent that Parent shall otherwise consent in writing), to use all reasonable efforts consistent with past practices and policies to keep available the services of its and its subsidiaries’ present officers and key employees and consultants and preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired, in any material respect, at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company or its subsidiaries and shall notify Parent and Merger Sub of any change in the operation of the Company’s or its subsidiaries’ business activities and of any governmental or third party complaints, investigations or proceedings if such complaint, change, investigation, or hearing would have, or would reasonably be expected to have, a Company Material Adverse Effect or would be material to any party’s ability to consummate the transactions contemplated by this Agreement, the other Transaction Documents or the Certificate of Merger.

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not do, and shall cause its subsidiaries not to do, between the date of this Agreement and the Effective Time, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or Bylaws;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or Encumbrance of any shares of its or its subsidiaries’ capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or its subsidiaries, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement and except for grants of options to purchase up to 100,000 shares of Company Stock pursuant to the Stock Plan, each in accordance with past practices;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its or its subsidiaries’ properties or assets which are material, individually or in the aggregate, to their business, except in the ordinary course of business, consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries’ capital stock;

(e) split, combine, subdivide, redeem or reclassify any of its or its subsidiaries’ capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its subsidiaries’ capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries’ capital stock;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(g) incur, other than to Parent or any Company Stockholders, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

(h) authorize any capital expenditure in excess of $100,000 in the aggregate;

(i) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business, consistent with past practice;

(j) increase, or agree to increase, the compensation payable, or to become payable, to its or its subsidiaries’ directors, officers or employees or grant any bonuses to its or its subsidiaries’ officers, directors or employees, except for increases or grants in accordance with past practice in salaries or wages of its or its subsidiaries’ employees who are not its or its subsidiaries’ officers, or grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its or its subsidiaries’ directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the Executive Bonus Payments; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(k) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock, Company Options or Company Warrants granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options or Company Warrants granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

(l) extend any offers of employment to potential employees who would receive cash compensation at a rate of $100,000 per year or more or extend any consulting or independent contracting offers that are not cancelable on prior notice of 30 days or less; or

(m) amend or modify any Material Contract.

SECTION 5.02 Litigation. Each of the Company and Parent shall notify the other in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or its subsidiaries or against it or its subsidiaries, or known by it or its subsidiaries to be threatened against it, its subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such.

SECTION 5.03 Notification of Certain Matters. Parent shall give reasonably prompt notice to the Company, and the Company shall give reasonably prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, in any material respect; and (ii) any failure or inability of Parent or the Company, as the case may be, to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.03 and the delivery of any update to the Company or Parent Disclosure Letter shall not cure any breach of any of the Parent’s, Merger Sub’s or Company’s representations or warranties as set forth herein requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the rights of, or the remedies available to Parent, Merger Sub and the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to: (i) provide Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon reasonable prior notice to the directors, officers, employees, agents, properties, offices, books, records and other facilities of the Company and its subsidiaries; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as reasonably requested by Parent or its Representatives.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated June 17, 2004 (the “Confidentiality Agreement”), between the Company and Parent.

SECTION 6.02 No Solicitation of Transactions.

(a) The Company will not, and will cause its subsidiaries, officers, directors, agents, advisers and affiliates not to, solicit, initiate or knowingly encourage (including, but not limited to, by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or its subsidiaries, to take any such action; provided, however, that the Board of Directors of the Company may furnish information to, or enter into discussions or negotiations with, any Person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a Competing Transaction (a “Competing Transaction Proposal”) prior to the time this Agreement and the Merger shall have been approved by the Company Stockholders in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws and pursuant to the terms and conditions set forth in Section 6.02(b), if, the Board of Directors of the Company determines in good faith, that (i) after consultation with the Company’s financial advisor, that such proposal would be more favorable to the Company’s stockholders (from a financial point of view) than the Merger, and (ii) upon the advice of outside counsel that taking such action is required in the exercise of its fiduciary duties (together, a “Superior Proposal”). The Company shall, and shall cause its subsidiaries to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing, pending its compliance with the procedures set forth below.

(b) The Company shall, and shall cause it subsidiaries to, promptly (within 24 hours) notify Parent after receipt by the Company (or any of its subsidiaries, officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company or its subsidiaries by any Person that informs or has informed the Company or its subsidiaries that it is considering making or has made such a proposal or inquiry and shall provide to Parent with such notice copies of any offer or proposal in respect of any Competing Transaction that is reasonably likely to be a Superior Proposal. If the Board of Directors of the Company determines in good faith that a Competing Transaction Proposal constitutes or is likely to constitute a Superior Proposal, the Company may after the five (5) day period following such determination (x) furnish information, with respect to the Company and its subsidiaries, to such Person making such Competing Transaction Proposal pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided that all such information (to the extent such information has not been provided to Parent) is provided or made available to Parent at such time such information is made available to such Person and (y) participate in discussions or negotiations with the Person making such Competing Transaction Proposal regarding the same.

(c) The Board of Directors of the Company shall recommend approval and adoption of the Merger, the Transactions Documents and the other transactions contemplated thereby to holders of the Company Stock. Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent) or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation, or declaration of advisability of the Board of Directors of the Company or committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to a Competing Transaction Proposal shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose to recommend, adopt or approve any Competing Transaction Proposal (any action described in this subsection (i) being referred to as a (“Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or its subsidiaries to execute, enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement or other business combination or acquisition agreement, joint venture agreement or other agreement constituting or relating to a Competing Transaction Proposal (other than a confidentiality agreement related thereto). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change in connection with a Superior Proposal if the Board of Directors determines in good faith (after receiving advice of outside counsel) that such action is required by the exercise of its fiduciary duties under applicable Law; provided that no Company Adverse Recommendation Change may be made in connection with a Superior Proposal until the fifth business day after Parent’s receipt from the Company of a notice (x) advising Parent that the Board of Directors of the Company has determined that such Competing Transaction Proposal constitutes a Superior Proposal and it intends to make a Company Adverse Recommendation Change and (y) containing all copies of any offer or proposal in respect to the Superior Proposal (it being understood that any changes to the financial or material terms of such Superior Proposal shall require a new notice and five (5) day period). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a notice) in determining whether such proposal shall constitute a Superior Proposal.

(d) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; and (iii) a tender offer or exchange offer for the outstanding voting securities of the Company.

SECTION 6.03 Employee Matters. Nothing in this Agreement will be construed to create a right in any employee of the Company or any subsidiary to employment with Parent, the Surviving Corporation or Merger Sub, and, subject to any agreement between an employee and Parent, the Surviving Corporation or Merger Sub, the employment of each employee of the Company or any Subsidiary who continues employment with Parent, the Surviving Corporation or Merger Sub after the Closing Date will be “at will” employment.

SECTION 6.04 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement; (ii) obtain from any Governmental Entity or any other Person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents; and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Upon the terms and subject to the conditions hereof, the Company shall use its reasonable best efforts, as soon as practicable following the date hereof, to take actions necessary under its organizational documents and under applicable Law to obtain stockholder approval of this Agreement and the Merger (the “Stockholder Approval”).

(c) Without limiting the obligations of the parties under Section 6.04(a) and (b) above, as soon as practicable after the Agreement Date, the Company shall prepare, with the cooperation of the Parent, an information statement for the stockholders of the Company (the “Information Statement”) to approve this Agreement, the Merger and the transactions contemplated hereby and thereby. The Company shall use its reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company shall promptly advise the Parent, and the Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that it believes makes it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained in or incorporated by reference therein not misleading or to comply with applicable law. Unless this Agreement has been terminated pursuant to Section 8.01(f) and the Board of Directors of the Company has modified its recommendation in order to satisfy its fiduciary duties to the Company Stockholders under applicable law, the Information Statement shall contain the recommendation of the Board of Directors of the Company to vote in favor of adopting this Agreement, the Merger and the transactions contemplated hereby and thereby.

(d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and Parent shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person against it or its subsidiaries.

SECTION 6.05 No Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. In addition to the aforementioned press release, each of Parent and the Company agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

SECTION 6.06 Indemnification of Officers and Directors. For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on the Company Disclosure Letter or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law).

(a) For a period of six (6) years for and after the Effective Time, each of the Parent and the Surviving Corporation agrees to use its reasonable best efforts to provide officers’ and directors’ liability insurance with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and director of the Company who are currently covered by the Company’s officers’ and directors’ liability insurance policy (a true and complete copy of which has been delivered to Parent). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof; provided, however, that in no event shall Parent be required to expend more than 200% per annum of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to obtain the insurance called for by this Section 6.06, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.06.

(c) The provisions of this Section 6.06 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 6.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

SECTION 6.07 Executive Bonus Payments. At the Closing, the Company, or the Parent on behalf of the Company, will make non-routine payments to the Company employees in the amounts set forth in Schedule 6.07, in recognition of their services toward realizing the Merger (the “Executive Bonus Payments”) in accordance with Section 2.02(b) hereof.

SECTION 6.08 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

SECTION 6.09 Tax Matters. The Company shall prepare (or cause to be prepared) on a basis consistent with past practices and file (or cause to be filed) at its own expense, on or prior to the due date therefor, all Tax Returns of the Company or its subsidiaries which are due (taking into account valid extensions) prior to the Effective Time, and shall provide Parent with copies of all such Tax Returns; provided, however, that the Company shall not file (and shall cause not be filed) any such Tax Returns (other than federal, state or local sales, use, withholding or employment Tax Returns), file any amended Tax Returns or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and approval of Parent, except for the Company’s federal and Massachusetts income Tax Returns for 2003; provided, further, that the Company shall not make (and shall cause not to be made) any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Stockholder Approval. The Merger, the Transaction Documents and the other transactions contemplated thereby, shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws, and the Company shall have delivered to Parent evidence, in form satisfactory to Parent’s counsel, of such approval and adoption;

(b) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; or any of the transactions contemplated by this Agreement; and no federal or state Law shall have been enacted or amended that would or would reasonably be expected to materially adversely affect the Company’s or any of its subsidiaries’ ability to manufacture, market, sell or distribute the Company’s or any of its subsidiaries’ products; and

(c) Escrow Agreement. Parent, the Company and Escrow Agent shall have executed the Escrow Agreement, and such agreement shall be in full force and effect.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in this Agreement that are qualified as to materiality shall be true and correct as of the Effective Time and the representations and warranties in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the Effective Time except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)); (ii) for changes contemplated by this Agreement; and (iii) where the failure to be so true and correct would not have a Company Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c) Approvals. The Company and its subsidiaries shall have obtained, without payment by Parent or Merger Subsidiary of any penalties, all consents and governmental authorizations required to be obtained by the Company and its subsidiaries for the consummation of the transactions contemplated by this Agreement or which could, if not obtained, have a Company Material Adverse Effect. Such consents and governmental authorizations include those listed on Schedule 7.02(c) (the “Required Consents”); The Company will keep Parent reasonably advised of the status of obtaining the Required Consents;

(d) No Restraints. There shall not be pending any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to make illegal or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) if adversely determined against the Company or any of its subsidiaries, would, or would reasonably be expected to, materially adversely affect the Company’s or its subsidiaries’ ability to manufacture, market, sell or distribute the Company’s or its subsidiaries’ products;

(e) Opinion of the Company’s Counsel. Parent shall have received the opinion of Covington, in a form reasonably acceptable to counsel for Parent, with respect to the due authorization, execution and delivery of the Transaction Documents;

(f) Secretary’s Certificate. Parent shall have received a certificate executed by the Secretary of the Company attaching and certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto;

(g) Dissenting Shares. The number of Dissenting Shares shall not exceed 15% of the outstanding shares of Company Stock;

(h) Material Adverse Effect. There shall have occurred no Company Material Adverse Effect prior to the Effective Time;

(i) Voting Agreement. Parent shall have received a duly executed Voting Agreement from the Principal Stockholders, and the Voting Agreement shall be in full force and effect;

(j) Termination of Options. The Common Stock Options outstanding immediately prior to the Effective Time shall have been terminated and cancelled, and no payment or distribution shall be made with respect thereto; and

(k) Parent shall have received a properly executed certificate of the Company substantially in the form of Exhibit D hereto (the “FIRPTA Certificate”), which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct as of the Effective Time and the representations and warranties in this Agreement that are not qualified as to materiality shall be true and correct in all material respects except (i) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date (subject to the following clauses (ii) and (iii)); (ii) for changes contemplated by this Agreement; and (iii) where the failure to be so true and correct would not have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer of Parent to that effect;

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect; and

(c) Opinion of Parent’s Counsel. The Company shall have received the opinion of Dorsey, in a form reasonably acceptable to counsel for the Company, with respect to the due authorization, execution and delivery of the Transaction Documents.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before December 31, 2004;

(c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger;

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(d) during the thirty (30) day period immediately following Parent’s notice to the Company;

(e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.01(e) during the thirty (30) day period immediately following the Company’s notice to Parent;

(f) by the Company or Parent upon the occurrence of a Company Adverse Recommendation Change in the manner set forth in Section 6.02; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(f) unless and until five (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company;

(g) by Parent, if the Company or its subsidiaries have not obtained the Required Consents; and

(h) by Parent, if one or more of the Principal Stockholders fails to fulfill its obligations under the Voting Agreement and Stockholder Approval shall not have been obtained.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.01(b), Section 6.08, this Section 8.02 and Articles IX, X and XI shall remain in full force and effect and survive any termination of this Agreement; and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the willful breach of any of its covenants or agreements set forth in this Agreement. In the event this Agreement is terminated by the Company or Parent pursuant to Section 8.01(f) or by Parent pursuant to Section 8.01(h), then within seven (7) days following the date of termination, the Company shall pay to Parent a fee of $1.0 million (the “Termination Fee”) in the form of $300,000 in immediately available funds plus a promissory note in the amount of $700,000 substantially in the form attached hereto as Exhibit C (the “Termination Fee Note”). Parent’s right to receive the Termination Fee and the ability to enforce the provisions of this Section 8.02 shall not be subject to approval of the Company Stockholders of the Agreement or the transactions contemplated hereby.

SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto; (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

ARBITRATION

SECTION 9.01 Dispute . Any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transaction contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by binding arbitration; provided that, each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, etc., for the purposes of avoiding irreparable harm, maintaining the status quo, or preserving the subject matter of the arbitration. IN SUCH CASE, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. The agreement to arbitrate contained in this Article IX shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other parties setting forth the nature of the Dispute.

SECTION 9.02 Arbitration. Binding arbitration shall be conducted in Minneapolis, Minnesota in accordance with such rules as may be agreed upon by the parties, or failing agreement within 30 days after arbitration is demanded, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one arbitrator, except that if the Dispute involves an amount in excess of $1,000,000 (exclusive of interest and costs), three arbitrators shall be appointed. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or Persons who have professional credentials similar to those Persons listed on such AAA panels. The arbitrator(s) shall base the award on the applicable law and judicial precedent that would apply if the Dispute were decided by a United States District Judge, and the arbitrator(s) shall have no authority to render an award that is inconsistent therewith. Notwithstanding the foregoing, the parties agree that any judicial review of an award will be subject to the standards of the Federal Arbitration Act. The arbitrator(s) shall have the right to appoint an independent expert (including an independent accounting firm) and the costs and expenses of such expert, together with the costs and expenses of the arbitrator(s), shall be borne one-half by the Company and one-half by Parent (unless the Dispute Notice is delivered after the Effective Time, in which case such costs and expenses shall be borne one-half by the Company and one-half by the holders of the Company Stock, to be paid by a withdrawal from the Indemnification Escrow Account if available). The award shall be in writing and include the findings of fact and conclusions of law upon which it is based. Judgment upon the award rendered may be entered in any court having jurisdiction. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury. Notwithstanding the foregoing, if injunctive or other equitable relief is permitted under this Agreement or otherwise permissible under applicable Law, either the arbiters or a court of competent jurisdiction (if an arbitration panel cannot be timely convened or is otherwise unavailable) shall be empowered to grant such injunctive or other equitable relief on a permanent, preliminary or temporary basis, as appropriate under the circumstances.

ARTICLE X

INDEMNIFICATION

SECTION 10.01 Survival. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article III and Article IV hereof shall survive the Effective Time for a period of one year following the Effective Time.

Section 10.02 Indemnification by the Company Stockholders.

(a) After the Effective Time and subject to the limitations set forth in Section 10.02(b), Parent shall have the right to recover the amount of any assessments, losses, damages, costs, expenses, liabilities, awards, fines, penalties, charges, fees (including reasonable attorneys’ fees), amounts paid in settlement and sanctions (collectively, “Damages”) incurred by Parent, Merger Sub, the Surviving Corporation and their respective shareholders, subsidiaries, officers, director, employees and agents (the “Parent Indemnified Parties”) prior to the first anniversary of the Effective Time, by reason of or resulting from, directly or indirectly, (i) any breach or inaccuracy in any of the representations and warranties of the Company contained in Article III of this Agreement, in the Company Disclosure Letter or in any exhibits and schedules to this Agreement delivered or to be delivered by or on behalf of the Company (collectively, the “Company Related Documents”), (ii) noncompliance with or failure to perform any covenants, agreements or undertakings by the Company contained in this Agreement, in the Company Disclosure Letter or in the other Company Related Documents, (iii) any Claims or threatened Claims asserted against a Parent Indemnified Party arising out of the Company’s actions or inactions with respect to the Company’s business prior to the Effective Time and (iv) matters set forth in Schedule 10.02(a).

(b) Parent Indemnified Parties will be entitled to recover Damages (i) only if Parent or Merger Sub delivers to the Stockholders’ Representatives written notice, setting forth in reasonable detail the identity, nature and estimated magnitude of Damages related to such claim or claims prior to the first anniversary of the Effective Time and (ii) only once Damages exceed $1,000,000 (the “Basket”), in which case the right to recover Damages shall apply to the full amount of the Basket. Parent’s right to recover Damages for any breach of representations and warranties by the Company resulting from any fraudulent actions, omissions or misstatements made by the Company shall not be limited by the limitations set forth in this subsection (b).

(c) With the exception of Damages resulting from the fraudulent actions, omissions or misstatements of the Company, (i) the total amount of the payments that can be made to the Parent Indemnified Parties under Section 10.02(a) shall be limited in the aggregate to the Escrow Funds in the Indemnification Escrow Account and shall be made exclusively from the Indemnification Escrow Account and (ii) no Parent Indemnified Party shall have any recourse against any current or former director, officer, employee or security holder of the Company in connection with any indemnification claim or any other claim of any nature. Notwithstanding anything to the contrary in the foregoing, in no event shall the liability of a Company Stockholder pursuant to this Section 10.02 exceed the aggregate cash amount to which such Company Stockholder is entitled pursuant to Sections 2.01(a)-(d), unless the Company Stockholder is found to have contributed to, or to have had knowledge of, fraudulent actions, omissions or misstatements made by the Company. The parties hereto agree that nothing in this Article X or elsewhere in this Agreement shall limit the right to specific performance or equitable relief with respect to a breach of any covenant or agreement set forth in this Agreement, in the Company Disclosure Letter or in any other Company Related Documents and, further provided that nothing in this Article X shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any claim or fraud or willful misconduct.

(d) The amount to which a Parent Indemnified Party may become entitled under this Article X shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxing authority) less any current or prospective cost associated with receiving such recovery in respect of a Claim.

SECTION 10.03 Indemnification by Parent.

(a) After the Effective Time, subject to the limitations of Section 10.03(b), Parent agrees to indemnify in full the Company’s officers, directors, employees, agents and stockholders (collectively, the “Company Indemnified Parties”) and hold them harmless against any Damages which any of the Company Indemnified Parties may suffer, sustain or become subject to, prior to the first anniversary of the Effective Time, as a result of (i) any misrepresentation in any of the representations and warranties of Parent contained in this Agreement, in the Parent Disclosure Letter or in any exhibits and schedules to this Agreement delivered or to be delivered by or on behalf of Parent or Merger Sub (collectively, the “Parent Related Documents”), (ii) noncompliance with, or failure to perform, any covenants, agreements or undertakings by the of Parent or Merger Sub contained in this Agreement, the Parent Disclosure Letter or any of the other Parent Related Documents, or (iii) any Claims or threatened Claims asserted against a Company Indemnified Party arising out of the actions or inactions of Parent or Merger Sub with respect to the Company’s business after the Effective Time.

(b) A Company Indemnified Party will be entitled to recover Damages (i) only if the Stockholders’ Representatives deliver to Parent written notice, setting forth in reasonable detail the identity, nature and estimated magnitude of Damages related to such claim or claims prior to the first anniversary of the Effective Time and (ii) only once Damages exceed the Basket, in which case the right to recover Damages shall apply to the full amount of the Basket. Company Indemnified Party’s right to recover Damages for any breach of representations and warranties by the Parent or Merger Sub resulting from any fraudulent actions, omissions or misstatements made by Parent or Merger Sub shall not be limited by the limitations set forth in this subsection (b).

(c) The amount to which a Company Indemnified Party may become entitled under this Article X shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxing authority) less any current or prospective cost associated with receiving such recovery in respect of a Claim.

(d) Nothing in this Article X shall limit the indemnification obligations of the Parent and the Surviving Corporation under Section 6.06 of this Agreement or the right of any Company Indemnified Party to be indemnified to the extent that such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws or any employment agreements or indemnification agreements identified on the Company Disclosure Letter or under applicable Law for acts or omissions which occurred at or prior to the Effective Time.

SECTION 10.04 Method of Asserting Claims. As used in this Section 10.04, an “Indemnified Party” shall refer to a “Parent Indemnified Party” or “Company Indemnified Party,” as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Notifying Party’s Indemnified Parties. The Stockholders’ Representatives shall coordinate all actions and the defense on behalf of the Company Stockholders, and “Indemnifying Party” shall refer to all the Company Stockholders collectively as coordinated by the Stockholders’ Representatives.

(a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for Damages (any such third party action or proceeding being referred to as a “Claim”), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement except to the extent that such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party’s notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Damages unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense as directed by the Indemnifying Party.

Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the written consent of the other party, which consents will not be unreasonably withheld. The Indemnifying Party will have no liability with respect to any settlement or compromise of claims effected without its written consent. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance (but settle only with the consent of the Indemnifying Party, which consent will not be unreasonably withheld) and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim that describes with specificity the subject and amount of such claim, with reasonable promptness to the Indemnifying Party and to the Escrow Agent (in the event that the Notifying Party is Parent). If the Indemnifying Party notifies the Notifying Party, and the Escrow Agent, if applicable, that it does not dispute the claim described in such notice or fails to notify the Notifying Party and the Escrow Agent, if applicable, whether the Indemnifying Party disputes the claim described in such notice within 30 days after delivery of notice by the Notifying Party, the Damages in the amount specified in the Notifying Party’s notice will be conclusively deemed a liability of the Indemnifying Party. In the event that the Notifying Party is the Parent, the Escrow Agent shall release the amount of such Damages to the Indemnified Party on demand. In the event that the Indemnifying Party is the Parent, the Indemnifying Party shall pay the amount of such Damages to the Notifying Party on demand. If the Indemnifying Party has disputed its Liability with respect to such claim within 30 days following delivery of the Notifying Party’s notice, the designated representatives of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such designated representatives within 60 days after the delivery of the Notifying Party’s notice of such claim, such dispute shall be resolved fully and finally pursuant to Article IX.

(c) After the Closing, the rights set forth in this Article X shall be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement, the Company Disclosure Letter, the other Company Related Documents, the Parent Disclosure Letter and the other Parent Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement, the Company Related Documents and the Parent Related Documents. In the event such action is brought, the prevailing party’s attorneys’ fees and costs shall be paid by the nonprevailing party.

SECTION 10.05 Stockholders’ Representatives.

(a) By virtue of their adoption of this Agreement and their approval of the principal terms of the Merger, the Company Stockholders have approved, effective as of such vote and without any further action by the Company Stockholders, among other matters, the indemnification and escrow terms set forth in Article X and have irrevocably appointed Arda Minocherhomjee and Daniel Green as the representatives and agents of the Company Stockholders under this Agreement (the “Stockholders’ Representatives”). The Stockholders’ Representatives shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Company Stockholders and such successors. Notwithstanding the foregoing, (i) at any time that there are two Stockholders’ Representative, no Stockholders’ Representative shall be authorized to take any actions under or pursuant to this Agreement or the Escrow Agreement without the prior consent of the other Stockholders’ Representative or (ii) to take any actions under or pursuant to this Agreement on behalf of less than all of the Company Stockholders holding an interest in the Escrow Funds. The Company Stockholders shall be bound by all actions taken and documents executed by the Stockholders’ Representatives in connection with this Article X, and the Parent shall be entitled to rely on any action or decision of the Stockholders’ Representatives.

(b) The Stockholders’ Representatives are hereby appointed and constituted the true and lawful attorney-in-fact of each Company Stockholder, with full power in their name and on their behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representatives; and in general to do all things and to perform all acts including, without limitation, executing the delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Stockholders, by operation of law, whether by such Company Stockholder’s death, disability, protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Company Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time between Closing and before the termination of the Escrow Agreement (the “Escrow Period”). Each Company Stockholder waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholders’ Representatives taken in good faith under the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 10.05(b), no agreement, instrument, acknowledgment or other act or document shall be ineffective by reason only of the Company Stockholders having signed or given such directly instead of the Stockholders’ Representatives.

(c) During the Escrow Period, the Company Stockholders who, immediately prior to the Closing, are entitled to receive a majority of the sum of the Net Merger Consideration (the “Majority Company Stockholders”) may, from time to time upon written notice to the Stockholders’ Representative and Parent, remove one or both of the Stockholders’ Representative or appoint a new Stockholders’ Representative upon the death, incapacity, resignation or removal of a Stockholders’ Representative; provided, however, that neither the removal of a then acting Stockholders’ Representative nor the appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by the Majority Company Stockholders approving the removal of such then acting Stockholders’ Representative (if applicable) and the appointment of such successor Stockholders’ Representative, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representatives. If following the removal of both of the Stockholders’ Representatives at least one successor Stockholders’ Representative has not been appointed within thirty (30) business days from a request by Parent, Parent will have the right to appoint a Stockholders’ Representative to fill any vacancy; provided, however, that such appointment shall not be effective until the delivery to the Escrow Agent of an executed writing signed by the Company approving the appointment of such successor Stockholders’ Representative, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility as successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representatives. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representatives, and the term “Stockholders’ Representatives” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representatives.

(d) The Stockholders’ Representatives shall have authority and power to act on behalf of each Company Stockholder with respect to the disposition, settlement or other handling of all claims under this Article X and all rights or obligations arising under this Article X. The Company Stockholders authorize the Stockholders’ Representative to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement with respect to any claim for indemnification under Article X of this Agreement that the Stockholders’ Representatives determines in the Stockholders’ Representatives’ discretion to be necessary, appropriate or advisable, including the exercise of the power to (a) authorize the release or delivery to the Parent Indemnified Parties of all or a portion of the Indemnification Escrow Account in satisfaction of indemnification claims by any Parent Indemnified Party pursuant to this Article X; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such indemnification claims; (c) arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to this Article X; and (d) take all actions necessary in the judgment of the Stockholders’ Representatives for the accomplishment of the foregoing. The authority of the Stockholders’ Representatives includes the right to hire or retain, at the sole expense of the Company Stockholders, such counsel, investment bankers, accountants, representatives and other professional advisors as the Stockholders’ Representatives determine in the Stockholders’ Representatives’ sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement and the Escrow Agreement. Any party will have the right to rely upon any action taken by the Stockholders’ Representatives, and to act in accordance with such action without independent investigation. The Stockholders’ Representatives shall have the right to recover all reasonable out-of-pocket costs and expenses incurred by the Stockholders’ Representatives in connection with the performance of their duties under this Agreement and the Escrow Agreement from the Indemnification Escrow Account immediately prior to the distribution of any amounts in the Indemnification Escrow Account to the Company Stockholders, to the extent such amounts are available for distribution. The Stockholders’ Representatives may also seek advances from the Company Stockholders for the reasonable out-of-pocket costs and expenses that the Stockholders’ Representatives anticipate incurring on behalf of the Company Stockholders in connection with the performance of their duties under this Agreement and the Escrow Agreement.

(e) The Stockholders’ Representatives may act upon any instrument or other writing believed by the Stockholders’ Representatives in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with the performance by them of their duties under this Agreement or the Escrow Agreement, except for their own willful misconduct or gross negligence. The Stockholders’ Representatives shall be, and hereby are, indemnified and held harmless, jointly and severally, by the Company Stockholders from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Stockholders’ Representatives as a result of the Stockholders’ Representatives’ performance of their duties under this Agreement and the Escrow Agreement, provided that the Stockholders’ Representatives shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Stockholders’ Representatives as a result of his willful misconduct or gross negligence.

(f) Parent shall have no liability to any Company Stockholder or otherwise arising out of the acts or omissions of the Stockholders’ Representatives or any disputes among the Company Stockholders or with the Stockholders’ Representatives. Parent may rely entirely on its dealings with, and notices to and from, the Stockholders’ Representatives to satisfy any obligations it might have under this Agreement or any other agreement referred to in this Agreement or otherwise to the Company Stockholders.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01:

(a)	if to Parent or Merger Sub:

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

Facsimile No.: 952-406-3281

Attention: Eric Loukas, General Counsel

with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street

Suite 1500

Minneapolis, MN 55402

Facsimile No.: 612-340-8738

Attention: Timothy S. Hearn

(b)	if to the Company:

Zycos Inc.

44 Hartwell Avenue

Lexington, MA 02421

Facsimile No.: 781-274-0839

Attention: Mary Lynne Hedley, Ph.D., President

and Chief Executive Officer

with a copy to:

Covington & Burling

1201 Pennsylvania Avenue, NW

Washington, D.C. 20004-2401

Facsimile No.: 202-778-5592

Attention: Paul V. Rogers, Esq.

SECTION 11.02 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person.

(ii) “beneficial owner” with respect to any shares means a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly; (ii) which such Person or any of its affiliates or associates has, directly or indirectly; (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise; or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its affiliates or associates or Person with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(iii) “business day” means any day on which banks are not required or authorized to close in New York, New York.

(iv) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(v) “knowledge” means, with respect to the Company, the knowledge of any director or executive officer of the Company or any knowledge that would have been acquired by any such persons upon reasonable inquiry and investigation.

(vi) “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(vii) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth:

Term	Section
Adjustment Escrow Agent Section 2.02.
Adjustment Escrow Amount Section 2.02.
affiliate Section 11.02(a)(i).
Agreement Date Preamble.
Agreement Preamble.
Assets Section 3.18.
Audited Financial Statements Section 3.08(a).
Basket Section 10.02(b).
beneficial owner Section 11.02(a)(ii).
business day Section 11.02(a)(iii).
CAMR Agreement Section 3.23(c)(i).
Certificate of Merger Section 1.02.
Closing Date Working Capital Section 2.09(a).
Closing Date Section 1.02.
Closing Section 1.02.
COBRA Benefits Section 3.11(e).
Code Section 3.04(b).
Collaboration Section 3.22(a).
Collaborative Partner Section 3.22(a).

Common Per Share Amount Section 2.01(a).
Common Stock Option Section 2.06(a).
Common Stock Options Section 2.06(a).
Company Adverse Recommendation Change Section 6.02(c).
Company Common Stock Preamble.
Company Disclosure Letter Article III.
Company Indemnified Parties Section 10.03(a).
Company Indemnified Party Section 10.04(a).
Company Material Adverse Effect Section 3.01(b).
Company Permits Section 3.07.
Company Preferred Stock Preamble.
Company Related Documents Section 10.02(a).
Company Stock Preamble.
Company Stockholders Preamble.
Company Preamble.
Competing Transaction Proposal Section 6.02(a).
Competing Transaction Section 6.02(d).
Confidentiality Agreement Section 6.01(b).
control Section 11.02(a)(iv).
Covington Section 1.02.
Damages Section 10.02(a).
DGCL Preamble.
Dissenting Shares Section 2.08(a).
DOL Section 3.11(c).
Effective Time Section 1.02.
Encumbrance Section 3.06(a).
Environmental Claims Section 3.13.
Environmental Laws Section 3.13.
Environmental Permits Section 3.13.
ERISA Section 3.11(a).
Escrow Agent Section 2.02.
Escrow Amount Section 2.02.
Escrow Funds Section 2.02.
Excess Working Capital Section 2.09(d).
Executive Bonus Payments Section 6.07.
FDA Section 3.22(a).
FDCA Section 3.22(a).
Final Working Capital Section 2.09(b).
FIRPTA Certificate Section 7.02(k).
Governmental Entity Section 3.06(b).
Hazardous Materials Section 3.13.
Indemnification Escrow Agent Section 2.02.
Indemnification Escrow Amount Section 2.02.
Indemnified Party Section 10.04(a).
Indemnifying Party Section 10.04(a).
Information Statement Section 6.04(c).

Insurance Amount Section 6.06(a).
Intellectual Property Section 3.14(a)(i).
Interim Financial Statements Section 3.08(a).
Iowa Agreement Section 3.23(c)(i).
IRS Section 3.11(c).
knowledge Section 11.02(a)(v).
Law Section 3.06(a).
Legal Proceeding Section 3.10.
Liabilities Section 3.08(b).
License(s) Section 3.14(a)(ii).
Licensed Intellectual Property Section 3.14(a)(iv).
Majority Company Stockholders Section 10.05(c).
Material Contracts Section 3.12(a).
Merger Sub Preamble.
Merger Preamble.
Negative Adjustment Amount Section 2.09(d).
Net Working Capital Section 2.09(a).
Notifying Party Section 10.04(a).
Order Section 7.01(b).
Owned Intellectual Property Section 3.14(a)(iii).
Parent Disclosure Letter Article IV.
Parent Indemnified Parties Section 10.02(a).
Parent Indemnified Party Section 10.04(a).
Parent Material Adverse Effect Section 4.03(b).
Parent Related Documents Section 10.03(a).
Parent Preamble.
Patents Section 3.14(a)(i).
Permitted Encumbrances Section 3.18.
person Section 11.02(a)(vi).
Placement Agent Fee Section 2.02(c).
Plan Section 3.11(a).
Positive Adjustment Amount Section 2.09(d).
Preferred Stock Warrants Section 2.07(b).
Principal Stockholders Preamble.
Reference Balance Sheet Section 3.08(a).
Registered Proprietary Name Section 3.14(b)(ii).
Representatives Section 6.01(a).
Required Consents Section 7.02(c).
Series AA Per Share Amount Section 2.01(b).
Series AA Preferred Stock Warrant Section 2.07(a).
Series AA Preferred Stock Preamble.
Series BB Per Share Amount Section 2.01(c).
Series BB Preferred Stock Preamble.
Series CC Per Share Amount Section 2.01(d).
Series CC Preferred Stock Warrant Section 2.07(b).
Series CC Preferred Stock Preamble.

Series CC Warrant Amount Section 2.07(b).
Stock Plan Section 2.06(a).
Stockholder Approval Section 6.04(b).
Stockholders’ Representatives Section 10.05(a).
subsidiaries Section 11.02(a)(vii).
subsidiary Section 11.02(a)(vii).
Superior Proposal Section 6.02(a).
Surviving Corporation Section 1.01.
Tax Authority Section 3.16(h).
Tax Return Section 3.16.
Tax Returns Section 3.16.
Tax Section 3.16(h).
Taxable Section 3.16(h).
Taxes Section 3.16(h).
Terminating Company Breach Section 8.01(d).
Terminating Parent Breach Section 8.01(e).
Termination Fee Note Section 8.02.
Termination Fee Section 8.02.
Transaction Documents Section 3.05.
Transaction Fees Section 2.09(a).
U.S. GAAP Section 3.08(a).
Unregistered Proprietary Name Section 3.14(b)(ii).
Voting Agreement Preamble.
Working Capital Shortfall Section 2.09(d).

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.

SECTION 11.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Other than under Section 6.03 and Section 6.06, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 11.05 Incorporation of Exhibits. The Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 11.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

SECTION 11.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any applicable conflicts of law principles.

SECTION 11.08 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

SECTION 11.09 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 11.10 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 11.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.13 Entire Agreement. This Agreement (including the Exhibits, the Schedules), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders’ Representatives has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

MGI PHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Name:	Leon O. Moulder, Jr.
Title:	President and CEO

ZYCOS ACQUISITION CORP.

By:	/s/ Leon O. Moulder, Jr.
Name:	Leon O. Moulder, Jr.
Title:	President and CEO

ZYCOS INC.

By:	/s/ Mary Lynne Hedley, Ph.D.
Name:	Mary Lynne Hedley, Ph.D.
Title:	President and CEO

/s/ Arda Minocherhomjee
Name:	Arda Minocherhomjee, Ph.D.
Title:	Stockholders’ Representative

/s/ Daniel Green
Name:	Daniel Green
Title:	Stockholders’ Representative

Exhibit A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made as of August 25, 2004 by MGI PHARMA, Inc., a Minnesota corporation (“Parent”), and the stockholders of Zycos Inc., a Delaware corporation (the “Company”), whose signatures actually appear on the signature page to this Agreement (each a “Principal Stockholder” and collectively the “Principal Stockholders”). Capitalized terms that are used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).

Recitals

WHEREAS, as an inducement for Parent to enter into a Merger Agreement with the Company, to be dated as of the date of this Agreement (the “Merger Agreement”) and attached hereto as Exhibit A, providing for Zycos Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), to be merged with and into the Company (the “Merger”), the Principal Stockholders are entering into this Agreement with Parent.

WHEREAS, the Principal Stockholders own in the aggregate approximately 70% of the outstanding common stock, $0.0001 par value per share, and the outstanding preferred stock (on an as converted basis), $0.0001 par value per share, of the Company (collectively, the “Company Stock”), and approximately 70% of the outstanding preferred stock (on an as converted basis), $0.0001 par value per share, of the Company.

WHEREAS, the Principal Stockholders desire that the Company, Merger Sub and Parent enter into the Merger Agreement and consummate the Merger contemplated by the Merger Agreement and are willing to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Vote. At such time as the Company convenes a meeting of, solicits written consents from or otherwise seeks a vote of the Company’s stockholders for the purpose of considering the Merger Agreement or the Merger, each Principal Stockholder agrees to vote all shares of Company Stock owned by such Principal Stockholder and for which such Principal Stockholder is entitled to vote (whether held directly or beneficially and whether now owned or hereafter acquired) (all such shares being collectively referred to herein as the “Subject Shares”) in favor of the Merger Agreement and the Merger and to take all other reasonable actions necessary or desirable for the consummation of the Merger. If the Company convenes a meeting of, solicits written consents from or otherwise seeks a vote of the Company Stockholders with respect to any Competing Transaction Proposal (as that term is defined in Section 6.02(a) of the Merger Agreement) or any other matter that may contradict any provision of the Merger Agreement or may make it more difficult or less desirable for Parent to consummate the Merger, each Principal Stockholder agrees to vote all shares of Company Stock owned by such Principal Stockholder against such Competing Transaction Proposal or any such matter and not to vote any shares of Company Stock in any manner that otherwise supports such Competing Transaction

Proposal. Notwithstanding any other provision of this Agreement, no Principal Stockholder will be required to vote in favor of the Merger if the Company and Parent amend the Merger Agreement and either (i) such amendment is not approved by the Board of Directors of the Company, (ii) such amendment results in such Principal Stockholder receiving different treatment or consideration for shares of any class or series of Company Stock held by such Principal Stockholder than is received on a per share basis for shares of such class or series of Company Stock held by the other stockholders of the Company who have executed an agreement with Parent similar to this Agreement or (iii) such amendment alters the allocation of the consideration to be received by each of the Principal Stockholders in a way other than as contemplated by the Company’s Seventh Amended and Restated Certificate of Incorporation.

2. Conditional Irrevocable Proxy. To secure each Principal Stockholder’s obligation to vote such Principal Stockholder’s shares of Company Stock in accordance with the provisions of this Agreement, each Principal Stockholder appoints Parent as such Principal Stockholder’s proxy and attorney, with full power of substitution, to vote all of such Principal Stockholder’s Subject Shares, in such proxy’s sole discretion, in accordance with Section 1 if such Principal Stockholder fails to comply with the provisions of Section 1. The proxy granted by each Principal Stockholder pursuant to this Section 2 is coupled with an interest and is given to secure the performance of such Principal Stockholder’s agreements under this Agreement. Such proxies are irrevocable and will survive the death, incompetency or disability of any Principal Stockholder or other holder of such Principal Stockholder’s stock and the merger or dissolution of any Principal Stockholder that is not a natural person. Principal Stockholder represents that, except for the proxy granted pursuant to Section 9.1 of the Series CC Preferred Stock Purchase Agreement, dated as of August 2, 2002, by and among the Company and the Purchasers (as defined therein), as amended (the “Series CC Purchase Agreement”), which proxy does not conflict with any of the provisions of this Agreement, any proxies heretofore given in respect of Principal Stockholder’s Subject Shares that may still be in effect are not irrevocable and that any such proxies are hereby revoked.

3. Transfer of Shares. Except as provided in Sections 3(b)(i) and (ii) below, each Principal Stockholder shall not, from the date of this Agreement, except in connection with the Merger or as the result of the death of such Principal Stockholder, (a) directly or indirectly assign, sell, transfer, tender, pledge, hypothecate, or grant, create or suffer a lien or encumbrance in or upon, or give, place in trust or otherwise dispose of (including transfer by testamentary or intestate succession or by operation of law): (i) any of such Principal Stockholder’s Subject Shares, (ii) any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), (iii) the record or beneficial ownership thereof, (iv) any offer to make such a sale, transfer, or other disposition or (v) any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing or (b) discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such Principal Stockholder’s Subject Shares, or any interest in any of such Principal Stockholder’s Subject Shares, is or may be transferred shall have (i) executed a counterpart of this Agreement and (ii) agreed in writing to hold such Principal Stockholder’s Subject Shares (or interest in such Principal Stockholder’s Subject Shares) subject to all of the terms and provisions of this Agreement. Each Principal Stockholder shall be permitted to assign or transfer such Principal Stockholder’s Subject Shares to an affiliate, as long as the affiliate complies with Sections 3(b)(i) and (ii).

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Without limiting the generality of the foregoing, except for the voting agreement and proxy set forth in the Series CC Purchase Agreement and the Amended and Restated Voting Agreement, dated as of August 2, 2002 (the “Series CC Voting Agreement”), by and among the Company and the Stockholders (as defined therein) party thereto, neither of which conflicts with the provisions of this Agreement, each Principal Stockholder has not entered into, and shall not enter into, any voting agreement (other than this Agreement) with any person or entity with respect to any of such Principal Stockholder’s Subject Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Principal Stockholder’s Subject Shares, deposited any of such Principal Stockholder’s Subject Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote such Principal Stockholder’s Subject Shares on any matter.

4. Legend. Each certificate evidencing shares of Company Stock owned by a Principal Stockholder and each certificate issued in exchange for or upon the transfer of any such shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form or to the following effect:

The shares evidenced by this certificate are subject to a Voting Agreement, dated as of August 16, 2004, by MGI PHARMA, Inc. and certain Principal Stockholders of Zycos Inc., a Delaware corporation, and to a conditional irrevocable proxy granted pursuant to such agreement.

5. Limitation. Each Principal Stockholder will retain at all times the right to vote such Principal Stockholder’s shares of Company Stock in that Principal Stockholder’s sole discretion on all matters, other than those set forth in Section 1, that are at any time or from time to time presented for consideration by the Company’s stockholders generally.

6. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until its termination, the Company shall not register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Principal Stockholders’ shares of Company Stock unless such transfer is made in compliance with the terms and conditions of this Agreement.

7. Representations and Warranties of the Principal Stockholders. Each Principal Stockholder represents and warrants to Parent that:

(a) Such Principal Stockholder is the beneficial owner (as such term is defined under Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, as amended, except to the extent that such term shall include shares of Company Stock that may be acquired more than sixty (60) days from the date hereof) of all of Principal Stockholder’s Subject Shares listed under its name on the signature page of this Agreement. Subject to the voting agreement and proxy set forth in the Series CC Purchase Agreement; the Series CC Voting Agreement and the transfer restrictions set

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forth in the Series CC Voting Agreement; the Restated Registration Rights Agreement, dated as of August 2, 2002, by and among the Company and the Stockholders (as defined therein); and the Restated Right of First Refusal Agreement, dated as of August 2, 2002, by and among the Company and the Stockholders (as defined therein), none of which conflicts with the provisions of this Agreement, such Principal Stockholder has sole voting power and the sole power of disposition with respect to all of these shares of Company Stock, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Principal Stockholder is the sole record holder (as reflected in the records maintained by the Company) of all of Principal Stockholder’s Subject Shares.

(b) If such Principal Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or has a similar status in jurisdictions located outside of the United States). Such Principal Stockholder has all necessary power and authority to execute, deliver and perform this Agreement.

(c) If such Principal Stockholder is not a natural person, the execution, delivery and performance of this Agreement by such Principal Stockholder has been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly executed and delivered by such Principal Stockholder and constitutes the valid and binding obligation of such Principal Stockholder, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) Section 11 of this Agreement.

(d) The execution, delivery and performance of this Agreement by such Principal Stockholder will not (i) contravene any provision of the organizational documents, if any, of such Principal Stockholder; (ii) violate or conflict with any Law, governmental order or governmental authorization applicable to such Principal Stockholder or by which such Principal Stockholder’s Subject Shares are bound or affected; (iii) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a consent under any material contract or governmental authorization that is either legally binding upon or enforceable against such Principal Stockholder; (iv) result in the creation of any material Encumbrance upon any Company Stock owned by such Principal Stockholder; or (v) require any governmental authorization.

(e) The number of shares of each class of Company Stock owned by each Principal Stockholder as of the date of this Agreement is set forth below such Principal Stockholder’s name on the signature page of this Agreement.

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8. Confidentiality. Each Principal Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to in this Agreement. In this connection, unless publicly disclosed other than by such Principal Stockholder’s breach of this Agreement, each Principal Stockholder agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for such disclosures that Principal Stockholder’s counsel advises are necessary in order to fulfill any legal requirement, in which event Principal Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so that Parent and the Company may seek a protective order from a court of competent jurisdiction with respect to such disclosures.

9. Capacity. The parties agree that the Principal Stockholders are executing this Agreement solely in their capacity as stockholders of the Company. Nothing contained in this Agreement is intended to affect the exercise of the Principal Stockholders’ fiduciary duties as officers or directors of the Company.

10. Further Assurances. Each Principal Stockholder will, upon the request of Parent, execute and deliver such documents and take such action reasonably requested by Parent to effectuate the purposes of this Agreement and to consummate the transactions contemplated by the Merger Agreement.

11. Termination; Removal of Legend. This Agreement and all obligations herein will terminate and the Legend will be removed from all certificates on the earliest to occur of (a) termination of the Merger Agreement, (b) a Company Adverse Recommendation Change in the manner set forth in Section 6.02 of the Merger Agreement; provided, however, that the Principal Stockholder may not terminate this Agreement pursuant to this provision unless and until five (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company, (c) such date and time as the Merger shall become effective in accordance with the terms and conditions of the Merger Agreement or (d) January 31, 2005.

12. Expenses. Each party will pay its own expenses incurred in connection with this Agreement.

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13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, confirmed facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13:

If to the Company:

Zycos Inc.

44 Hartwell Avenue

Lexington, MA 02421

Facsimile No.: 781-274-0839

Attention: Mary Lynne Hedley,

Ph.D., President and Chief Executive Officer

with a copy to:

Covington & Burling

1201 Pennsylvania Avenue, NW

Washington, DC 20004-2401

Facsimile No.: 202-778-5592

Attention: Paul V. Rogers, Esq.

If to Parent:

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

Facsimile No.: 952-406-3281

Attention: Eric Loukas, General Counsel

With a copy to:

Dorsey & Whitney LLP

50 South Sixth Street

Suite 1500

Minneapolis, MN 55402

Facsimile No.: 612-340-8738

Attention: Timothy S. Hearn

If to Principal Stockholders:

William Blair Capital Partners VI, LP

222 East Adams Street, Floor 25

Chicago, IL 60606

Facsimile No.: 312-236-1042

Attn: Arda Minocherhomjee, PhD

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International Life Science Partners, LP

Riverbank House

2 Swan Lane

London, EC4R 3UX

UNITED KINGDOM

Facsimile No.: 44 20 7475 4352

Attention: Daniel Green

With a copy to:

Kirkland & Ellis

Aon Center

200 East Randolph Drive

Chicago, IL 60601

Facsimile No.: 312-861-2200

Attn: Sandy Perl

Cooley Godward

3175 Hanover Street

Palo Alto, CA 94304-1130

Facsimile No.: 650-849-7400

Attention: Erik Edwards, Esq.

Covington & Burling

1201 Pennsylvania Avenue NW

Washington, DC 20004

Facsimile No.: 202-662-6291

Attention: Paul V. Rogers, Esq.

14. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

15. Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in a writing executed by the party against which such amendment or waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

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16. Complete Agreement. This Agreement contains the complete agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties to this Agreement, written or oral.

17. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

18. Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature. This Agreement need not be executed by all Principal Stockholders for which a signature blank appears in order to be binding on the other Principal Stockholders.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any applicable conflicts of law principles.

20. Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company and the Subsidiaries, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

21. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER

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VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 21.

22. Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

23. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

24. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed as of the day and year first written above.

PRINCIPAL STOCKHOLDERS:	THE COMPANY:

WILLIAM BLAIR CAPITAL PARTNERS IV, L.P.	ZYCOS INC.

By:	By:
Name:	Name:	Mary Lynne Hedley, Ph.D.
Title:	Title:	President and Chief Executive Officer
No. of shares of Common Stock held: None. No. and series of shares of Preferred Stock held: 5,911,683 shares of Series BB Preferred Stock and 7,195,539 shares (on an as-converted basis) of Series CC Preferred Stock; Principal Stockholder also holds warrants to purchase up to 1,079,329 shares of Series CC Preferred Stock (on an as-converted basis)	PARENT: MGI PHARMA, INC.

By:
INTERNATIONAL LIFE SCIENCE PARTNERS, L.P.	Name:	Leon O. Moulder, Jr.
By:	Title:	President and Chief Executive Officer
Name:
Title:

No. of shares of Common Stock held: None.

No. and series of shares of Preferred Stock held: 5,911,683 shares of Series BB Preferred Stock and 7,195,539 shares (on an as-converted basis) of Series CC Preferred Stock; Principal Stockholder also holds warrants to purchase up to 1,079,329 shares of Series CC Preferred Stock (on an as-converted basis)

STEPHENS, INC.

By:
Name:
Title:

No. of shares of Common Stock held: None.

No. and series of shares of Preferred Stock held: 4,433,896 shares of Series BB Preferred Stock and 4,604,311 shares (on an as-converted basis) of Series CC Preferred Stock; Principal Stockholder also holds warrants to purchase up to 690,644 shares of Series CC Preferred Stock (on an as-converted basis)

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HBM BIOVENTURES, LTD.

By:
Name:
Title:

No. of shares of Common Stock held: None.

No. and series of shares of Preferred Stock held: 2,246,818 shares of Series AA Preferred Stock, 1,182,372 shares of Series BB Preferred Stock and 4,055,510 shares (on an as-converted basis) of Series CC Preferred Stock; Principal Stockholder also holds warrants to purchase up to 608,324 shares of Series CC Preferred Stock (on an as-converted basis)

GUTRAFIN, LTD.

By:
Name:
Title:

No. of shares of Common Stock held: 90,000.

No. and series of shares of Preferred Stock held: 376,608 shares of Series AA Preferred Stock and 1,972,058 shares (on an as-converted basis) of Series CC Preferred Stock; Principal Stockholder also holds warrants to purchase up to 295,804 shares of Series CC Preferred Stock (on an as-converted basis)

MSP HEALTHCARE OPPORTUNITIES

By:
Name:
Title:

No. of shares of Common Stock held: 90,000.

No. and series of shares of Preferred Stock held: 424,210 shares of Series AA Preferred Stock and 790,798 shares (on an as-converted basis) of Series CC Preferred Stock; Principal Stockholder also holds warrants to purchase up to 118,616 shares of Series CC Preferred Stock (on an as-converted basis)

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Exhibit B

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”), dated as of September     , 2004 (the “Agreement Date”), among MGI PHARMA, Inc., a Minnesota corporation (“Parent”), each Stockholders’ Representative, solely in his or her respective capacity as a Stockholders’ Representative pursuant to the Merger Agreement (as defined below) (together, the “Stockholders’ Representatives”) and U.S. Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”). Parent and the Stockholders’ Representatives are sometimes collectively referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, Parent, Zycos Inc., a Delaware corporation (the “Company”), Zycos Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Stockholders’ Representatives are parties to that certain Agreement and Plan of Merger, dated as of August 25, 2004 (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company;

WHEREAS, pursuant to the terms of the Merger Agreement, the Escrow Funds (as defined below) shall provide a source of funds during the term of this Agreement for satisfaction of certain amounts potentially owing from the Company Stockholders immediately prior to Closing to Parent or the Parent Indemnified Parties pursuant to the Merger Agreement;

WHEREAS, pursuant to Article X of the Merger Agreement, the Stockholders’ Representatives were appointed as the representatives of the Company Stockholders with respect to the matters set forth in the Merger Agreement and this Agreement;

WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to the Escrow Funds (as defined below) and the distribution and release thereof; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of Parent and the Company under the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent hereby agree as follows:

1. Escrow Deposit. At the Closing, Parent shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount (the “Escrow Amount”) equal to the sum of (w) $260,000 (the “Adjustment Escrow Amount”) and (y) $5,000,000 for indemnification claims (the “Indemnification Escrow Amount”), to be held in the “Adjustment Escrow Account” and the “Indemnification Escrow Account,” respectively, pursuant to the terms of the Escrow Agreement. The Escrow Amount together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto) shall be known collectively as the “Escrow Funds.” The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

2. Permitted Investments. The Escrow Agent shall follow the written instructions of the Stockholders’ Representatives concerning any investment or reinvestment from time to time of the Escrow Funds; provided, however, that permissible investments shall be limited to (a) money market accounts and money market mutual funds (including those of the Escrow Agent), (b) treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America with a maturity of not more than 90 days, (c) obligations of or guaranteed by the United States government with a maturity of not more than 90 days, (d) certificates of deposit with a maturity of not more than 90 days with a commercial bank having capital, surplus and undivided profits of not less than $100,000,000 (including the Escrow Agent and its affiliates), (e) commercial paper with a maturity of not more than 90 days that is rated A-2, P-2 or better by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. and (f) debt of or guaranteed by any state or political subdivision with a maturity of not more than 90 days that is rated A or better (the “Permitted Investments”). Neither the Escrow Agent nor any Party shall be liable or responsible in any manner for any loss or depreciation resulting from any such Permitted Investments or any liquidation thereof, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Funds. The Escrow Agent shall have no power or authority to invest or reinvest any Escrow Funds except in Permitted Investments; provided, however, that in the event the Escrow Agent shall receive written instructions signed by each of the Stockholders’ Representatives, on the one hand, and Parent, on the other hand, directing the Escrow Agent to invest Escrow Funds in an investment other than a Permitted Investment, the Escrow Agent shall invest such Escrow Funds in the manner specified in such written instructions. In the absence of the Stockholders’ Representatives’ instructions described in the first sentence above, the Escrow Agent shall invest the Escrow Funds, to the extent reasonably practicable, in the following money market account: U.S. Bank Money Market Fund (certain aspects of which are described in Exhibit A hereto). The Escrow Agent may make investments through its own investment department or that of its affiliates. The Escrow Agent will act upon written investment instructions the day that such instructions are received; provided that the instructions are communicated within a reasonable amount of time to allow the Escrow Agent to make the specified investment.

3. Release of Escrow Funds. The Escrow Funds shall only be distributed and released as follows:

(a) Disbursement and Release of Adjustment Escrow Amount. The Escrow Agent shall only disburse the Adjustment Escrow Amount upon receipt of (i) written instructions signed by Parent, on behalf of the Parent Indemnified Party, and the Stockholders’ Representatives, on behalf of the Company Stockholders, authorizing the release of all or any portion of the Adjustment Escrow Amount to Parent and/or the Stockholders’ Representatives, as the case may be or (ii) a written statement of determination of the accounting firm selected pursuant to Section 2.09 of the Merger Agreement directing the release to Parent and/or the Stockholders’ Representatives, for further payment to the Company Stockholders in proportion to the amounts set forth on Schedule 2.01(g) to the Merger Agreement, of all or any portion of the Adjustment Escrow Amount. In the event that there are Dissenting Shares, Parent shall be entitled to receive any and all disbursements allocated to the Dissenting Shares, as specified in

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the written instructions or written statement of determination. All disbursements of the Adjustment Escrow Amount will be made by wire transfer of immediately available funds to the accounts designated by Parent or the Stockholders’ Representatives, as applicable, no later than three business days after the date on which the Positive Adjustment Amount or the Negative Adjustment Amount is finally determined, and all such disbursements will include any interest, gains and other income accrued thereon from the Closing Date to the date of the disbursement.

(b) Disbursement and Release of Indemnification Escrow Amount.

i. In the event any Parent Indemnified Party should have a claim against the Company Stockholders pursuant to Section 10.02 of the Merger Agreement, Parent, on behalf of the Parent Indemnified Party, shall deliver a notice of such claim, which will set forth in reasonable detail the identity, nature and estimated magnitude of Damages related to such claim, and will certify that a Parent Indemnified Party has paid, incurred or properly accrued such Damages or reasonably anticipates that it will be required to pay, incur or accrue such Damages. Such notice shall be delivered with reasonable promptness to each Stockholders’ Representative, acting on behalf of the Company Stockholders, and the Escrow Agent. Parent shall also promptly deliver to the Escrow Agent written proof of delivery to each Stockholders’ Representative of a copy of such notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt, the acknowledgement of receipt if sent by facsimile or other electronic transmission device or the signed receipt if delivered by hand). If the Stockholders’ Representatives notify Parent and the Escrow Agent that they do not dispute the claim described in such notice or fail to notify Parent and the Escrow Agent whether the Stockholders’ Representatives dispute the claim described in such notice within 30 days after delivery of notice, the Damages in the amount specified in such notice will be conclusively deemed a liability of the Company Stockholders (solely to the extent set forth in Section 10.02 of the Merger Agreement). The Escrow Agent shall release the amount of such Damages to Parent, for the benefit of the Parent Indemnified Party, on demand.

ii. In the event the Stockholders’ Representatives, on behalf of the Company Stockholders, dispute the liability of the Company Stockholders with respect to Parent’s claim on behalf of a Parent Indemnified Party, the Stockholders’ Representatives shall deliver a notice of such objection (“Objection Notice”), which will describe with specificity the basis for any objection to the matters set forth in Parent’s claim and the portion of such claim (if less than all) which is the subject of such Objection Notice, within 30 days of receipt of notice of such claim pursuant to Section 3(b)(i) above, to Parent and the Escrow Agent. The Stockholders’ Representatives shall also promptly deliver to the Escrow Agent written proof of delivery to Parent of a copy of such Objection Notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt, the acknowledgement of receipt if sent by facsimile or other electronic transmission device or the signed receipt if delivered by hand). The Stockholders’ Representatives and a designated representative of Parent will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such designated representatives within 60 days after the delivery of Parent’s notice of such claim, such dispute shall be resolved fully and finally pursuant to Article IX of the Merger Agreement. The Escrow Agent shall not distribute to Parent any Escrow Funds that are the subject of such Objection Notice until the Escrow Agent receives either (i) written instructions signed by Parent and the Stockholders’ Representatives authorizing the release to the

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Parent Indemnified Party of the Escrow Funds that are the subject of such Objection Notice or (ii) a final, non-appealable decision of the arbitrators selected pursuant to the Merger Agreement directing the release to Parent of Escrow Funds that are the subject of the Objection Notice. Promptly upon the Escrow Agent’s receipt of such written instructions or such final decision, as the case may be (any such written instructions or final decision, a “Final Determination”), of any unresolved claims that are the subject of an Objection Notice, the Escrow Agent shall release from the Escrow Funds out of the Indemnification Escrow Account the portion of the Escrow Funds to be released to Parent pursuant to such Final Determination. In the event that the Stockholders’ Representatives are the prevailing party in whole or in part in connection with any such dispute, the portion of the Escrow Funds that were the subject of such Objection Notice and that are not subject to release to Parent as provided in the immediately preceding sentence shall remain in the Indemnification Escrow Account and shall be available to satisfy subsequent claims hereunder until released as provided in Section 3(b)(iv) below.

iii. If any Objection Notice includes an objection to only a portion of a claim, the Escrow Agent shall promptly release to Parent an amount of Escrow Funds in the Indemnification Escrow Account equal to the portion of the claim for which there is no objection.

iv. Subject to the limitations set forth in Section 3(b)(v) below, on the date that is twelve (12) months from the date of this Agreement (the “Release Date”), the Escrow Agent shall release to the Stockholders’ Representatives, for further payment to the Company Stockholders in proportion to the amounts set forth on Schedule 2.01(g) to the Merger Agreement, any and all Escrow Funds remaining in the Indemnification Escrow Account; provided that, in the event that there are Dissenting Shares, Parent shall be entitled to receive any and all disbursements allocated to the Dissenting Shares, as specified in written instructions signed by Parent and the Stockholders’ Representatives.

v. If there are outstanding claims for indemnification (each a “Pending Claim”) on the Release Date, an amount equal to such Pending Claims shall be withheld by the Escrow Agent from the Indemnification Escrow Account, and this Agreement shall continue, until receipt by the Escrow Agent of a Final Determination with respect to all such Pending Claims, at which time the Escrow Agent shall release to the Stockholders’ Representatives or Parent, for the benefit of the Company Stockholders or the Parent Indemnified Party as the case may be, the remaining Indemnification Escrow Amount; provided that, in the event that there are Dissenting Shares, Parent shall be entitled to receive any and all disbursements allocated to the Dissenting Shares, as specified in written instructions signed by Parent and the Stockholders’ Representatives and delivered with the Final Determination.

vi. All disbursements from the Indemnification Escrow Account will include any interest, gains and other income accrued thereon from the Closing Date to the date of the disbursement, to the extent that Escrow Funds remain available to pay such interest, gains and other income.

4. Termination. This Agreement shall terminate when all of the Escrow Funds in the Escrow Account have been released and distributed in accordance with Section 3 above. Upon such termination, this Agreement shall have no further force and effect, except that the provisions of this Sections 4 through 7 and Sections 9 through 20 below shall survive such termination.

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5. Escrow Agent’s Rights and Responsibilities. The Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement. The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:

(a) Documents. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority, provided that Escrow Agent believes in good faith that the authority of such entity and individual is genuine. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity on behalf of any of the Parties.

(b) Liability. The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for its own negligence, bad faith, willful misconduct or fraud.

(c) Legal Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and, except as provided in Section 5(b) above, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

(d) Limitation of Duties. The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the other Parties hereto (whether or not it has any knowledge thereof).

(e) Resignation or Termination of Escrow Agent. The Escrow Agent shall have the right to resign at any time by giving thirty (30) days advance written notice of such resignation to the Parties, and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving thirty (30) days advance written notice (with such written notice being signed by Parent, Company and the Stockholders’ Representatives) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination. Within 5 business days after receiving or delivering the aforesaid notice, as the case may be, the Parties agree to appoint a successor Escrow Agent to which the Escrow Agent shall distribute the Escrow Funds then held hereunder. If a successor Escrow Agent has not been

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appointed and has not accepted such appointment by the end of such 30-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be paid out of the Escrow Funds. Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from any Escrow Account unless and until a successor Escrow Agent has been appointed in accordance with this Section 5(e).

(f) Discharge of Escrow Agent. Upon delivery of all of the Escrow Funds pursuant to the terms of Section 3 above or to a successor Escrow Agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder, except pursuant to Section 5(b). The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final, non-appealable judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.

6. Indemnification. The Parties hereby agree to indemnify the Escrow Agent from and to hold it harmless against any loss, liability or reasonable expense (including reasonable attorneys’ fees and expenses) incurred without negligence, willful misconduct, bad faith or fraud on the part of the Escrow Agent arising out of or in connection with its performance under this Agreement. Such indemnification shall be borne in equal proportions by the Parent, on the one hand, and the Stockholders’ Representatives, on behalf of the Company Stockholders, on the other hand.

7. Escrow Costs. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the schedule of fees attached as Exhibit B and to be reimbursed for its reasonable costs and expenses incurred in connection with maintaining the Escrow Accounts hereunder. All fees of and expenses incurred by the Escrow Agent with respect to this Agreement shall be paid to the Escrow Agent by Parent and the Stockholders’ Representatives, on behalf of the Company Stockholders. Parent, on the one hand, and the Stockholders’ Representatives (on behalf of the Company Stockholders), on the other hand, will each pay one half of all of Escrow Agent’s fees and expenses hereunder, six months in arrears; provided, however, that all fees and expenses owed to the Escrow Agent by the Stockholders’ Representatives hereunder shall be paid directly from the Escrow Funds first from income earned on the Indemnification Escrow Amount, if any, and secondly from the Indemnification Escrow Amount; provided, further, that all additional fees and expenses incurred by the Escrow Agent under Section 3(b)(ii) of this Agreement shall be paid by Parent in the event the Stockholders’ Representatives are the prevailing party, or directly from the Escrow Funds on deposit in the Indemnification Escrow Account in the event Parent is the prevailing party.

8. Limitations on Rights to Escrow Funds. None of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Funds and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds, unless and until such Escrow Funds have been released pursuant to Section 3 above. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Funds and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 3 above.

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9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9:

To Parent or Parent Indemnified Party:	MGI PHARMA, INC. 5775 West Old Shakopee Road, Suite 100 Bloomington, Minnesota 55437 Facsimile No.: 952-406-3281 Attention: Eric P. Loukas, General Counsel

with a copy to:	Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, MN 55402 Facsimile No.: 612-340-8738 Attention: Timothy S. Hearn

To the Stockholder Representatives:

William Blair Capital Partners VI, LP

222 East Adams Street, Floor 25

Chicago, IL 60606

Facsimile No.: 312-236-1042

Attention: Arda Minocherhomjee, PhD

International Life Science Partners, LP

Riverbank House

2 Swan Lane

London, EC4R 3UX

UNITED KINGDOM

Facsimile No.: 44 20 7475 4352

Attention: Daniel Green

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with additional copies to:

Kirkland & Ellis

Aon Center

200 East Randolph Drive

Chicago, IL 60601

Facsimile No.: 312-861-2200

Attention: Sandy Perl

Cooley Godward

3175 Hanover Street

Palo Alto, CA 94304-1130

Facsimile No.: 650-849-7400

Attention: Erik Edwards, Esq.

Covington & Burling

1201 Pennsylvania Avenue NW

Washington, DC 20004

Facsimile No.: 202-662-6291

Attention: Paul V. Rogers, Esq.

To the Escrow Agent:	Thomas H. Caruth Vice President U.S. Bank Corporate Trust Services EP-MN-WS3C 60 Livingston Avenue St. Paul, MN 55107 Facsimile No.: 651-495-8096

10. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement, contains the entire understanding of the Parties and the Escrow Agent with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the Parties and the Escrow Agent, whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties (a copy of which shall be promptly provided by both Parties to the Escrow Agent); provided, however, that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Parties. No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

11. Assigns and Assignment. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon the Parties and the Escrow Agent and upon all of their respective successors and assigns; provided, however, that the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 5(e) above and except to any entity into which the Escrow Agent may be merged or consolidated or to any entity to whom the Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes all of the obligations of the Escrow Agent hereunder.

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12. Taxation of Interest Earned on Investment of Escrow Amount. Parent will provide the Escrow Agent with a properly completed and executed IRS Form W-9. The principal of the Escrow Funds will be treated for U.S. federal, state and local income tax purposes as owned by Parent. All interest or other income earned under this Agreement will be treated for U.S. federal, state and local income tax purposes as earned by Parent and will be reported as such by the Escrow Agent. Ten days prior to the final disbursement of funds from the Indemnification Escrow Account and the termination of this Agreement under Section 4 hereof, Parent will deliver to the Escrow Agent (with a copy to the Stockholders’ Representatives) a written notice (a “Tax Distribution Notice”) that will set forth (i) the amount required to discharge Parent’s United States federal, state and local income tax liabilities with respect to interest or other income earned under this Agreement during the period commencing on the date of this Agreement through the date of termination of this Agreement, taking into account all applicable deductions and credits (the “Net Tax Cost”) and (ii) payment instructions. On the tenth business day following the date of receipt of such Tax Distribution Notice by the Escrow Agent, the Escrow Agent will pay to Parent the Net Tax Cost in immediately available funds from the Indemnification Escrow Account. The Net Tax Cost shall be paid to Parent prior to releasing the remaining Escrow Funds under Section 3(b)(v) of this Agreement.

13. No Other Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Party other than the Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

14. Interpretation. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

15. No Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

16. Severability. The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Party. The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

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18. Releases on Non-Business Days. In the event that a release of Escrow Funds hereunder is required to be made on a date that is not a business day, such release may be made on the next succeeding business day with the same force and effect as if made when required.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any applicable conflicts of law principles.

20. Counterparts. This Agreement may be executed by the Parties individually or in any combination, in one or more counterparts (including by means of facsimile transmission signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

MGI PHARMA, INC.

By:
Name:	Eric P. Loukas
Title:	General Counsel and Secretary

STOCKHOLDERS’ REPRESENTATIVES

By:
Name:	Arda Minocherhomjee, PhD

By:
Name:	Daniel Green
ESCROW AGENT
US BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:	Thomas H. Caruth
Title:	Vice President

Exhibit C

PROMISSORY NOTE

(Date)	$700,000.00
Lexington, Massachusetts

FOR VALUE RECEIVED, Zycos Inc., a Delaware corporation (the “Company”), hereby promises to pay to MGI PHARMA, Inc., a Minnesota corporation (the “Holder”), in lawful money of the United States and in immediately available funds, the principal sum of Seven Hundred Thousand Dollars ($700,000.00), together with all accrued and unpaid interest thereon calculated from the date hereof, in the amounts, at the times, in the manner and subject to the terms and conditions set forth in this Promissory Note (this “Note”). Capitalized terms not defined herein shall have the meaning set forth in that certain Agreement and Plan of Merger, dated as of August 25, 2004 (the “Merger Agreement”), by and among the Holder, Zycos Acquisition Corp., a Delaware corporation, and the Company.

The aggregate unpaid principal amount of this Note shall be payable together with accrued and unpaid interest thereon within two business days after the Company entering into a definitive and binding agreement to consummate a Competing Transaction (the “Maturity Date”). The Company promises to pay interest in lawful money of the United States of America on the principal amount at the fixed rate per annum of four percent (4.0%) (the “Interest Rate”), calculated from the date hereof. Interest shall be payable in cash to the Holder on the Maturity Date. In all cases, interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty.

This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (each, an “Event of Default” and collectively, “Events of Default”):

(1)	the default in the payment when due of any principal or interest under this Note;

(2)	after the Maturity Date (if the Note has not been fully paid), the liquidation, termination of existence, dissolution, insolvency or business failure of the Company, or the appointment of a receiver or custodian for the Company or any part of its property if such appointment is not terminated or dismissed within 30 days; or

(3)	after the Maturity Date (if the Note has not been fully paid) the institution by or against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company of a composition or an assignment or trust mortgage for the benefit of creditors.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of Delaware or afforded by other applicable law.

Notwithstanding any provision in this Note to the contrary, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable federal or state interest rate laws.

Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal, premium or interest in such order and manner as shall be determined by the Holder in its discretion.

This Note shall be binding upon the Company and the Holder, and, where applicable, their respective heirs, executors, administrators, successors and permitted assigns, and shall inure to the benefit of the Company and the Holder and, where applicable, their respective heirs, executors, administrators, successors and permitted assigns.

The Company agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the Holder in enforcing the obligations of the Company under this Note.

No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of each of the Company and the Holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

All rights and obligations hereunder shall be governed by the laws of the State of Delaware without regard to any applicable conflicts of law principles.

ZYCOS INC.

By:
Name:
Title:

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Exhibit D

FIRPTA Certificate from Zycos Inc.

1. Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. However, no withholding is required under Section 1445(a) upon the acquisition of an interest in a domestic corporation, if the tranferor provides the transferee with a copy of a statement, issued by the corporation pursuant to Treas. Reg. §.1.897-2(h) certifying that the interest is not a U.S. real property interest. Accordingly, the undersigned hereby certifies under penalties of perjury the following on behalf of Zycos Inc.:

a.	The shares of the capital stock of Zycos Inc do not constitute “United States real property interests” under Section 897(c) of the Code.

b.	Zycos Inc.’s U.S. employer identification number is 04-3239127; and

c.	Zycos Inc.’s office address is 44 Hartwell Avenue, Lexington, MA 02421.

2. Zycos Inc. understands that this certification may be disclosed to the Internal Revenue Service by the transferees and that any false statement contained herein could be punished by fine, imprisonment, or both.

3. Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Zycos Inc.

Date:	ZYCOS INC.

By:

	Name:	Mary Lynne Hedley

	Title:	President and Chief Executive Officer